UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
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Soliciting Material under §240.14a-12

VERICEL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Transforming lives through the power of
innovative cell therapies and specialty biologics

Message from Our President and Chief Executive Officer

“As we look to 2025, we expect another year of strong revenue growth and further improvement of our strong profitability metrics, driven by the continued strength of our core MACI business, our first full year of MACI Arthro, and the continued uptake of NexoBrid.”

Dear Shareholder:

Vericel delivered another strong year of financial and business results in 2024, generating top-tier revenue growth and even higher growth in our profitability metrics. For the second consecutive year, total revenue increased by at least 20% to more than $237 million, with MACI® revenue growing approximately 20% to more than $197 million, and adjusted EBITDA increasing 58% to $53.4 million. We also delivered another year of strong margin expansion, achieving gross margins of 73%. Importantly, the Company’s strong commercial and financial performance resulted in the Company achieving full-year GAAP profitability for 2024, including $19.8 million of net income in the fourth quarter. Ultimately, our Company’s strong financial profile allowed us to end 2024 with approximately $167 million in cash, restricted cash and investments despite completely self-funding the construction of our new headquarters and manufacturing facility. Our new facility, which was substantially completed at year-end, will help support the Company’s future growth and allow us to potentially commercialize MACI in other geographies.

Our commercial team continued to execute extremely well in 2024, and MACI’s continued upward trajectory was again driven by strong business fundamentals. During the fourth quarter, the Company experienced the highest number of MACI implants, implanting surgeons, surgeons taking MACI biopsies and biopsies in any quarter since the launch of the product. Our 2024 MACI performance was aided, in part, by the commercial launch of MACI Arthro™ following the FDA’s 2024 approval of a supplemental Biologics License Application adding instructions for the arthroscopic delivery of MACI to the product’s approved labelling. MACI Arthro’s regulatory approval was a significant milestone for the Company, and for patients and surgeons, as we believe MACI Arthro will increase the ease of MACI’s use for physicians and reduce both the length of the procedure as well as procedure-induced trauma, ultimately resulting in a reduction in a patient’s post-operative pain and accelerating a patient’s recovery. With MACI Arthro’s launch, we have expanded our target surgeon base from 5,000 to approximately 7,000 surgeons, to include surgeons that perform high volumes of cartilage repair predominantly through arthroscopic procedures. We have seen significant interest and engagement among both our historical MACI customers, as well as the incremental 2,000 high-volume arthroscopy surgeons that have been added to our surgeon base. Through February 2025, we have trained approximately 250 surgeons on the technique and MACI Arthro implant procedures have already been conducted by surgeons from across our customer base.

We also made considerable progress during 2024 on our MACI clinical development program for the treatment of cartilage injuries in the ankle and we remain on track to initiate a MACI Ankle™ clinical study in 2025. Cartilage defects in the ankle represent the next largest market opportunity for MACI and we believe that a potential ankle indication, with an estimated $1 billion addressable market, could be another significant growth driver for MACI in the years ahead.

During 2024, our Burn Care franchise achieved total revenue of $39.9 million, representing year-over-year growth of 22%. We were pleased to see the strong utilization of Epicel®, which continues to be an important component of a burn surgeon’s armamentarium for treatment of the most severely burned patients in the United States. NexoBrid completed its first full year of commercialization since its launch during the fourth quarter of 2023, and the Burn Care commercial team made significant strides in ensuring the product’s uptake across the country, with more than 50 burn centers purchasing NexoBrid during the first year of launch. NexoBrid finished the year particularly strong, with fourth quarter hospital orders increasing 42% sequentially over the previous quarter. NexoBrid’s addition to our commercial portfolio significantly expands the segment of hospitalized burn patients in the U.S. that we will be targeting moving forward, and we believe that this larger share of voice in the burn care market will drive both NexoBrid uptake and increased Epicel utilization. Our medical and regulatory teams were also successful in achieving FDA approval of a pediatric indication for NexoBrid during 2024, which now allows the availability of this important product to treat children suffering from severe burns.

Overall, the Company delivered a strong financial performance and enhanced value for our shareholders during 2024, exiting the year with a great deal of momentum across the business. As we look to 2025, we expect another year of strong revenue growth and further improvement of our strong profitability metrics, driven by the continued strength of our core MACI business, our first full year of MACI Arthro, and the continued uptake of NexoBrid. Given the momentum in our business, the significant market opportunities for our products and our strong financial profile, we believe that Vericel is very well-positioned for sustained long-term growth in the years ahead.

On behalf of our executive leadership team and Board of Directors, I would like to thank our patients who inspire us, our employees for their dedication, and our customers and shareholders for your continued support. We look forward to continued success in 2025 and in the years ahead.

Sincerely,

Dominick Colangelo
President and Chief Executive Officer

Message from Our President and Chief Executive Officer     2

Notice of Virtual Annual Meeting of Shareholders

Background

DATE AND TIME April 30, 2025, at 9:00 a.m. Eastern Time	LOCATION Via a live audio webcast at www.virtualshareholdermeeting.com/VCEL2025	WHO CAN VOTE You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 7, 2025

Voting Items

1 Page 20
To elect seven (7) directors, each to serve a term of one year, expiring at the 2026 annual meeting
FOR each director nominee
2 Page 45
To approve, on an advisory basis, the compensation of our named executive officers
FOR
3 Page 68
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025
FOR
4 Page 70
To approve the adoption of our Amended and Restated 2022 Omnibus Incentive Plan
FOR
5 Page 78
To approve the adoption of our Amended and Restated 2015 Employee Stock Purchase Plan
FOR

Dear Shareholder of Vericel Corporation:

You are cordially invited to attend the Virtual Annual Meeting of Shareholders of Vericel Corporation (the “Annual Meeting”), a Michigan corporation. The Annual Meeting will be held on Wednesday, April 30, 2025, at 9:00 a.m. Eastern Time, via a live audio webcast at www.virtualshareholdermeeting.com/VCEL2025. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our offices in Burlington, Massachusetts during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available for shareholders to view online at the time of the meeting.

Shareholders will also consider such other business as may properly come before the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

Sean Flynn
Chief Legal Officer
Burlington, Massachusetts
March 20, 2025

Voting Methods

INTERNET OR TELEPHONE

Follow the instructions on your proxy card and at www.proxyvote.com

MAIL

Vote, sign and return the proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717

ONLINE AT THE ANNUAL MEETING

www.virtualshareholdermeeting.com/
VCEL2025

If you attend the Annual Meeting, you may vote during the meeting even if you have previously voted via the Internet, by telephone, or by returning your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VERICEL 2025 VIRTUAL ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2025

The Notice of Virtual Annual Meeting of Shareholders, Proxy Statement, proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at www.vcel.com by following the link for “Investor Relations.” To obtain more information concerning how to attend the Annual Meeting via the live audio webcast, please contact Vericel Corporation at (617) 588-5555.

Whether or not you plan to attend the Annual Meeting, please promptly complete your proxy as indicated above in order to ensure representation of your shares. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice and in this Proxy Statement.

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Proxy Overview

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Vericel Corporation (the “Board of Directors” or the “Board”), a Michigan corporation, for use at the Annual Meeting of Shareholders to be held on Wednesday, April 30, 2025, at 9:00 a.m. Eastern Time, via a live audio webcast at www.virtualshareholdermeeting.com/VCEL2025 or at any adjournments or postponements thereof. An Annual Report to Shareholders, containing financial statements for the year ended December 31, 2024, and this Proxy Statement are being made available to all shareholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first made available to shareholders on or about March 20, 2025. Unless the context requires otherwise, references to “we,” “us,” “our,” the “Company,” and “Vericel” refer to Vericel Corporation.

This overview highlights certain information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more information about our business and 2024 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2025.

About Vericel

Vericel is a leading provider of advanced therapies for the sports medicine and severe burn care markets. Whether we are treating damaged cartilage or severe burns, we provide advanced therapies to repair serious injuries and restore lives. Our highly differentiated portfolio of cell therapy and specialty biologic products combines innovations in biology with medical technologies. We were among the first companies to achieve commercial success in the complex field of cell therapies with treatments that use tissue engineering to regenerate skin and healthy knee cartilage.

Today, we are known for putting a patient’s own cells to work — and working for each of our patients. We deliver our therapies with personalized care and attention. This approach has created many promising possibilities for expanding our portfolio. As we grow, our purpose remains the same: to produce therapies as individual as the people who need them.

We currently market three products in the United States:

SPORTS MEDICINE	SEVERE BURN CARE

MACI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults.

In connection with our MACI product, we sell (1) MACI biopsy kits, which are used by treating surgeons to provide a sample of cartilage tissue to us, which can later be used to manufacture a MACI implant, and (2) MACI Arthro instruments, which can be used by an orthopedic surgeon to deliver MACI to a treated patient using an arthroscopic approach.

Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area.

We also hold an exclusive license for North American rights to NexoBrid® (anacaulase-bcdb), a botanical drug product containing proteolytic enzymes, which is indicated for the removal of eschar in adult and pediatric patients with deep partial-thickness and/or full-thickness burns.

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Our portfolio is unique in that there are significant barriers to entry for competitive products. For MACI and Epicel, which are regulated as combination biologic/device products by the FDA, there are no established generic biosimilar or 510(k) pathways to enter the market, so future entrants will almost certainly be required to follow a standard clinical trial pathway, which is challenging and the results of which are often uncertain. We believe there are no similarly situated competitors in either of these markets in the near-term.

Our Products: Advanced Therapies for the Sports Medicine and Severe Burn Care Markets

SPORTS MEDICINE

Our lead product is MACI, an advanced cell therapy product that uses a patient’s own cells to repair damaged cartilage tissue and restore function in the knee. We launched MACI in 2017 for the treatment of cartilage defects in the knee, and MACI is now the leading restorative cartilage repair product in the sports medicine market, and the only FDA-approved product in its class. MACI is produced from a patient’s own cells, which are obtained from a biopsy of healthy cartilage, expanded and placed onto a resorbable porcine collagen membrane that is implanted into the area of the cartilage defect through a minimally-invasive outpatient surgical procedure.

MACI represented a major technological advancement that resulted in a less invasive, simpler and faster way for orthopedic surgeons to treat patients suffering from knee cartilage damage. Since its commercial launch, a treating surgeon has been able to use MACI to treat a patient through an open surgical procedure. In August 2024, however, the FDA approved a supplemental Biologics License Application expanding the MACI indication to add instructions for the arthroscopic delivery of MACI to the product’s approved labelling. A significant procedural advancement in our strategy of continuing to make MACI a less invasive procedure for surgeons and patients, MACI ArthroTM allows surgeons to evaluate and prepare the cartilage defect site as well as deliver the MACI implant through small incisions using custom-designed arthroscopic instruments developed by the Company. We believe the approval of MACI Arthro will drive continued strong growth for the product. Surgeons have indicated that MACI Arthro will not only allow the treatment of MACI patients in a less invasive manner but will also more easily permit the treatment of cartilage defects in the knee’s femoral condyle and increase our penetration into MACI’s largest market opportunity.

In addition to further procedural advancements, we are also making progress on our strategy to expand MACI’s use to other joints. Specifically, our MACI clinical development program is focused on studying MACI’s use to treat cartilage injuries in the ankle, which represents the largest cartilage repair opportunity outside of the knee.

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SEVERE BURN CARE

Epicel is the only cultured epidermal autograft product approved by the FDA for the treatment of adult and pediatric patients with deep dermal or full-thickness burns greater than or equal to 30% of their total body surface area. Epicel is a permanent skin replacement produced from a patient’s own skin cells, which are obtained from two postage stamp-sized biopsies of healthy skin, expanded to form skin grafts, and placed onto the burn wound site. With leading products that address both aspects of the treatment pathway, we believe we have the premiere portfolio in the severe burn care market.

In the burn care market, our products are focused on the treatment of hospitalized patients with severe burns. For these patients, the treatment pathway entails first removing the damaged burn tissue, or eschar, and then covering the wound area to close the wound. NexoBrid, which we launched in the U.S. in 2023, is an orphan biologic product containing proteolytic enzymes that is indicated for the removal of eschar in adult and pediatric patients with deep partial and/or full-thickness thermal burns. NexoBrid satisfies an unmet need in burn treatment by selectively degrading eschar over the course of four hours while preserving viable tissue. The advantages of removing tissue damaged from burns while preserving viable skin are significant and NexoBrid’s clinical results, which underpin its FDA approval, are compelling in terms of long-term healing outcomes.

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Our Total Addressable Market and Opportunity to Deliver Sustained Long-Term Growth

We believe our differentiated products and continued innovation position us to capitalize on large underpenetrated markets with a total addressable market opportunity expanding to over $4.5 billion in the years ahead.

We are the market leader in knee cartilage repair. There are more than 750,000 knee cartilage repair surgical procedures performed each year in the U.S. Of these, approximately 315,000 patients have cartilage defects that are covered by the current MACI label. Based on defect characteristics, surgeons that have implanted MACI consider approximately 125,000 of these patients clinically appropriate for MACI. Approximately 60,000 of the eligible patients have larger lesions that we believe are likely to secure insurance authorization for MACI. Given the number of cartilage injuries, the knee cartilage repair market represents a significant commercial opportunity for MACI, and we estimate that our current overall MACI target addressable market exceeds $3 billion. We expect to further enhance our growth profile and reinforce our position as a premiere high-growth sports-medicine business by continuing to drive uptake of the core MACI open procedure through broader and deeper utilization by our surgeon customers, which we expect to amplify following our recent launch of MACI Arthro.

We are also focused on expanding our core MACI business by evaluating opportunities to expand MACI to other joints, beginning with a potential MACI Ankle indication. MACI Ankle represents the largest cartilage repair opportunity outside of the knee, and an addressable market of approximately $1 billion. We are on track to initiate a MACI Ankle clinical study in 2025 and, if approved, we believe MACI’s expansion into the ankle will be another significant longer-term growth driver for the product in the years ahead.

We continue to drive our second high-growth franchise in burn care with the continued uptake of NexoBrid following its commercial launch in late 2023 and the increased utilization of Epicel in the U.S. We estimate that there are approximately 600 surviving patients in the U.S. each year with full-thickness burns greater than 40% of total body surface area that are candidates for treatment with Epicel, representing a potential market opportunity of $300 million per year. Similarly, we estimate that there are approximately 40,000 hospitalized burn patients in the U.S. each year, the majority of whom will require eschar removal and are candidates for treatment with NexoBrid, representing a potential and incremental market opportunity of $300 million per year.

NexoBrid is highly synergistic with the use of Epicel, and we believe the addition of NexoBrid meaningfully expands our burn care total addressable market to $600 million and we are now targeting a significantly larger segment of hospitalized burn patients with NexoBrid than with Epicel alone.

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Business Highlights

Growth Strategy Leverages Near-Term & Long-Term Opportunities

Strong Financial Profile	Expanding Core Portfolio

•  Total net revenue growth of 20% to $237.2 million in 2024

•  Gross margin expansion in 2024 to 73%

•  GAAP net income positive in 2024

•  Full-year non-GAAP adjusted EBITDA* growth of 58% to $53.4 million, or 23% of total net revenue

•  $167 million in cash, restricted cash and investments and no debt as of December 31, 2024

• New manufacturing facility provides flexibility for potential expansion of MACI outside of the U.S. • On track to initiate MACI Ankle clinical study in 2025

High-Growth Sports Medicine Franchise	Second High-Growth Franchise in Burn Care

•  Market leader in knee cartilage repair

•  20% MACI revenue growth in 2023 and 2024 to $197.3 million

•  FDA Approval and launch of MACI Arthro in 2024

•  Continued strong growth in MACI surgeons and MACI biopsies

• NexoBrid launched commercially in Q4 2023 • NexoBrid pediatric indication achieved in Q3 2024 • High surgeon interest in NexoBrid

We believe that our product portfolio provides an exceptionally solid foundation to deliver sustained strong revenue and profitability growth in the years ahead. We expect to further enhance our profile by reinforcing our position as a premier high-growth sports medicine business as we expand our leadership position in the knee cartilage repair market by maximizing certain MACI growth drivers within the product’s current indication, expanding MACI’s indication to encompass new treatment targets, and creating a second high-growth franchise in burn care with the continued growth and utilization of NexoBrid and Epicel.

We recently completed construction of a new state-of-the-art advanced cell therapy manufacturing and corporate headquarters facility in the greater Boston area, which we completely self-funded from our existing cash position. The 125,000 ft2 facility significantly increases our cell therapy manufacturing capacity to support the long-term growth of our commercial products. Importantly, the new facility is designed to meet both U.S. and global manufacturing requirements, which provides strategic flexibility to potentially commercialize MACI outside the U.S. and expand our geographic footprint. Our manufacturing expansion will enable us to sustain our long term revenue growth while helping us promote environmentally responsible operations and workforce well-being. We began occupying the facility in January of 2025.

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Financial Highlights

Continued Strong Revenue and Profit Growth Across the Organization

TOP-TIER TOTAL NET REVENUE GROWTH	YEAR-OVER-YEAR TOTAL NET REVENUE	ADJUSTED EBITDA*

•  Durable growth platform equating to multiple years of top-tier revenue growth

•  Significantly underpenetrated markets diversified across two franchises

•  Strong reimbursement profiles

•  GAAP net income positive in 2024

•  Converting strong revenue growth into cash flow generation

•  Adjusted-EBITDA* growth of 58% during 2024

•  $167 million in cash, restricted cash and investments and no debt as of December 31, 2024

•  18 consecutive quarters with positive adjusted EBITDA* and Operating Cash Flow through Q4 2024

*	For more information concerning Vericel’s presentation of non-GAAP measures, including a reconciliation of reported net income (GAAP) to adjusted EBITDA (non-GAAP), please refer to the Company’s discussion of “GAAP versus non-GAAP Measures”, on pages 86-87 of this Proxy Statement.

Track Record of Creating Significant Shareholder Value

TRAILING STOCK PERFORMANCE

(through March 7, 2025)

We are pleased that our performance and continued execution on our strategic and operational goals have translated into significant value for our shareholders. Between December 30, 2022 and March 7, 2025, the value of Vericel’s publicly-traded stock has increased approximately 88%, outperforming the Nasdaq Biotechnology Index, the Russell 2000 Index and the average of our Proxy Statement Peer Group during that period. For more information concerning our Peer Group companies, see page 51 of this Proxy Statement.

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Our Commitment to Our People and Patients

We are passionate, not only about serving the patients and healthcare professionals who use our products, but also about our continuing commitment to our employees.

Patients Access to Our Products	People Compensation and Rewards Program

•   More than 20,000 patients have benefited from our innovative advanced cell therapy and specialty biologics products to date.

•   In 2024, we achieved FDA approval of, and commercially launched, MACI Arthro, a custom arthroscopic delivery system for MACI, which we believe will increase MACI’s ease of use for surgeons and reduce both the length of the procedure and the post-operative pain and recovery time for patients.

•   We are continuing to advance our MACI Ankle indication program which we believe, if approved, could enable patients with cartilage defects in the ankle to be successfully treated with MACI.

•   We have established a patient support program with dedicated case managers who provide services related to coordination of patient insurance benefits.

Product, Quality & Safety

•   We have established a Quality Management System, which ensures the highest quality standards for our products.

•   No documented cGMP violations or FDA enforcement actions with respect to any of our operations over the past five years.

•   Pay equity is a core tenet of our compensation philosophy, and internal analyses are conducted regularly to maintain consistency in the administration of these programs.

•   Components of our compensation and rewards programs include competitive base salary, performance-based bonus targets to incentivize individuals towards the achievement of personal and corporate goals, long-term equity incentive compensation in the form of stock option and RSU grants, and additional employee appreciation programs and events.

Benefit Programs and Employee Wellness

We strive to provide employees with a comprehensive offering of programs to support health and wellness, including:

•   healthcare;

•   dental and vision insurance;

•   flexible spending accounts;

•   life and accidental death and dismemberment insurance;

•   employee assistance counseling and education programs;

•   company contributions to employee 401(k) accounts;

•   paid time off and leave programs;

•   tuition assistance;

•   fitness membership subsidies; and

•   other programs designed to foster employee health and well-being.

We offer our employees internal development and advancement opportunities and encourage continued learning through internal and external programs and educational institutions.

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Corporate Governance

Board Independence and Composition
•	7 out of 8 current directors are independent

•	2 out of 8 current directors (25%) are women

•	100% independent committee members

•	Executive sessions of independent directors at each meeting
•	Board and committees may engage outside advisers independently of management
•	Independent Chairman of the Board with clearly delineated duties and robust authority
Ethics & Compliance
•	Establish and maintain a culture of compliance, including a comprehensive Compliance Program consistent with applicable industry and regulatory guidance
•	Maintain and enforce corporate policies and procedures governing our interactions with healthcare professionals as well as the appropriate promotion of the benefits and risks associated with our products
•	Robust compliance training and effective monitoring and auditing procedures are performed by members of the Vericel legal and compliance team
•	Engage with third-party partners to proactively identify and address compliance-related trends as well as state and federal legal and regulatory updates that apply to our business
Board Performance Oversight Role
•	Oversight of key risk areas and certain aspects of risk management efforts, such as strategic plan development and execution, executive succession planning, cybersecurity, human capital management and the overall management process
•	Oversight of executive compensation programs to align with long-term strategies
Board and Committee Meetings Attendance

Other Board Practices
•	Annual Board and committee self-evaluations
•	Board education on key topics, including SEC compliance and cybersecurity
Shareholder Rights
•	Annual election of directors
•	No shareholder rights plan or “poison pill”
Policies, Programs and Guidelines
•	Maintain a robust and comprehensive Code of Business Conduct and Ethics
•	Policy preventing the hedging or pledging of our shares by directors and executive officers
•	Commitment to diversity of the Board in terms of specific skills and demographics (including expertise, race, ethnicity and gender)
•	As of December 31, 2024, all officers and directors were in compliance with the requirements of the Company’s robust Stock Ownership Guidelines
•	Implementation of comprehensive Corporate Governance Guidelines
•	Updated Policy for the Recoupment of Erroneously Awarded Incentive Compensation (the “Clawback Policy”) adopted by the Board of Directors in 2023 to comply with the requirements of applicable law and Nasdaq listing rules
•	Amendment to the Charter of the Compensation Committee during 2023 to reflect its oversight of the Company’s implemented Deferred Compensation Program
Information Security & Privacy
•	Our integrated information technology systems are supported by policies aligned with the National Institute of Standards and Technology Cybersecurity Framework
•	During 2024, the Company continued its comprehensive efforts with outside experts to evaluate and enhance its cybersecurity incident response readiness

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PROPOSAL 1

Election of Directors

To elect seven (7) directors, each to serve a term of one year expiring at the 2026 annual meeting of shareholders.

The Board recommends a vote FOR each director nominee.	See page 20

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Board Snapshot	Skills and Experience

Shareholder Engagement

Vericel greatly values the perspectives that we gain through direct engagement with our shareholders.	In 2024, our shareholder engagement included participation in multiple investor conferences and numerous individual investor meetings and calls on a variety of topics, such as business and financial performance, Company strategy and direction, executive compensation and product development and commercialization.

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PROPOSAL 2

Advisory Vote to Approve the Compensation of our Named Executive Officers

To vote on an advisory resolution to approve the compensation of Vericel’s named executive officers.

The Board recommends a vote FOR this proposal.	See page 45

2024 Financial and Business Performance

$237.2 million	58%*	$197.3 million
Record full-year total net revenue, representing 20% year-over-year growth	Adjusted EBITDA year-over-year growth rate	MACI net revenue, representing 20% year-over-year growth; commercial launch of MACI Arthro in Q3 2024

$53.4 million*	$10.4 million	$167 million
Non-GAAP adjusted EBITDA	Positive full-year 2024 GAAP Net Income	Cash, restricted cash and investments as of December 31, 2024, and no debt

*	For more information concerning Vericel’s presentation of non-GAAP measures, including a reconciliation of reported net income (GAAP) to adjusted EBITDA (non-GAAP), please refer to the Company’s discussion of “GAAP versus non-GAAP Measures”, on pages 86-87 of this Proxy Statement.

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Elements of Compensation

The primary components of our executive officer compensation program are: (i) annual base salary; (ii) annual non-equity incentive compensation, which is based on the achievement of specified Company goals; and (iii) long-term equity incentive compensation in the form of periodic stock options and restricted stock unit (“RSU”) grants, with the objective of aligning the executive officers’ long-term interests with those of our shareholders.

Element	Target Mix	Strategy and Performance Alignment
Base Salary		Base salaries are established, in-part, based on the individual experience, skills and expected contributions of our executives, their performance during the prior year, and a comparison against peer group benchmarks.
Annual Non-Equity Incentive Compensation

The determination of annual incentives for our executives is tied to achieving our financial targets, advancing our commercial and development-stage products and accomplishing operational goals.

•    Commercial and Financial Performance Goals: 40%

•    Product Goals: 50%

•    Operational Goals: 10%

Additional Upside Value Goal Opportunity (up to 15%)

Long-Term Equity Incentive Compensation		Long-term incentive compensation aligns employees with shareholders and further incentivizes our executive officers to drive stock price growth and allows them to share in any appreciation in the value of our common stock.

Performance Against Our 2024 Metrics

Our Goals	Our Metrics	Our Performance
Commercial and Financial Performance Goals	Generate total net product revenues of at least $247.6 million
Achieve budget expense target of $190.8 million
Product Goals	Achieve budgeted MACI surgeon engagement goals of increasing number of biopsy surgeons and MACI biopsy conversion rate; achieve MACI Arthro implant goal; achieve unique Epicel biopsy center target; and achieve goal of obtaining NexoBrid orders at target burn centers
Complete MACI, Epicel and NexoBrid long-term brand development initiatives
Secure FDA approval of MACI Arthro BLA supplement by September 15, 2024
Operational Goals	Complete manufacturing facility and key manufacturing/IT efficiency improvement initiatives
Upside Value Goals	Execute high-quality business development transaction

Met or Exceeded	Partially Met	Did not Meet

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Governance Features of Our Executive Compensation Program

What We Do
Pay with performance alignment
Balance of short-and long-term incentive compensation programs and goals to support value creation
Independent compensation consultant
Annual say-on-pay vote
Competitive benchmarking of executive pay
Robust Stock Ownership Guidelines
Enhanced Clawback Policy
Shareholder engagement and consideration of shareholder input on executive pay practices
What We Don’t Do
No excessive perquisites
No tax gross-ups on executive perquisites or on executive severance or change in control benefits
No single-trigger change in control benefits
No hedging or pledging permitted
No supplemental company-paid retirement benefits
No “evergreen” replenishment of shares
No dividends or dividend equivalents on unearned equity awards
No stock option repricing without prior shareholder approval

See pages 47-57 of this Proxy Statement for additional explanation of these governance features.

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PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accounting Firm

To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.

The Board recommends a vote FOR this proposal.	See page 68

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as Vericel’s independent registered public accounting firm to audit the consolidated financial statements of Vericel for the fiscal year ending December 31, 2025. PwC has acted in such capacity since its appointment in fiscal year 1996.

As part of its duties, the Audit Committee considered the provision of services, other than audit services, during the fiscal year ended December 31, 2024 by PwC, our independent registered public accounting firm for that period, to ensure the firm maintains its independence. The following table sets forth the aggregate fees accrued by Vericel for the fiscal years ended December 31, 2023 and 2024, respectively, for PwC:

Name	Fiscal Year Ended December 31, 2023 ($)		Fiscal Year Ended December 31, 2024 ($)
Audit Fees	1,329,500	(1)	1,394,500	(1)
Audit Related Fees	—		—
Tax Fees	—		—
All Other Fees	3,074	(2)	2,000	(2)
Total	1,332,574		1,396,500
(1)	The Audit Fees for the years ended December 31, 2023 and 2024 were for professional services rendered for the audits and reviews of the consolidated financial statements of Vericel, professional services rendered for issuance of consents, assistance with review of documents filed with the SEC and out-of-pocket expenses incurred.
(2)	All other Fees represent an annual license fee for technical accounting research software and the use of accounting disclosure checklists.

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PROPOSAL 4

Approval of our Amended and Restated 2022 Omnibus Incentive Plan

The Board of Directors recommends that Vericel shareholders approve the adoption of our Amended and Restated 2022 Omnibus Incentive Plan, (the “Amended and Restated 2022 Plan”). If approved, 5,000,000 additional shares of the Company’s common stock would be available for issuance under the Amended and Restated 2022 Plan. The approval of the Amended and Restated 2022 Plan and the additional shares will allow the Company to continue to motivate, attract, and retain the services of directors, officers, and employees whose judgment and special efforts lead to the success of Vericel’s operations.

The Board recommends a vote FOR this proposal.	See page 70

PROPOSAL 5

Approval of our Amended and Restated 2015 Employee Stock Purchase Plan

The Board of Directors recommends that Vericel shareholders approve the adoption of our Amended and Restated 2015 Employee Stock Purchase Plan (the “Amended and Restated ESPP”). If approved, 1,000,000 additional shares of the Company’s common stock would be available for issuance under the Amended and Restated ESPP. The approval of the Amended and Restated ESPP, and the additional shares, will allow the Company to continue to retain existing employees, recruit and retain new employees and align and increase the interests of all employees in the success of the Company by continuing to provide employees the opportunity to purchase our common stock through accumulated payroll deductions. The Amended and Restated ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board recommends a vote FOR this proposal.	See page 78

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Corporate Governance

PROPOSAL 1

Election of Directors

The Board recommends a vote FOR the election of each nominee.

Overview

The Vericel Board of Directors provides oversight of, and strategic guidance to, our Company’s senior management. The core responsibility of a director is to fulfill his or her duties of care and loyalty and otherwise exercise his or her business judgment in the best interests of the Company and its shareholders. The Board is responsible for overseeing the Company’s officers, including the President and Chief Executive Officer, and for ensuring that management advances the interests of the shareholders through the operation of the Company’s business. The Board recognizes that it is management’s responsibility to carry out the policies and strategies approved by the Board and to manage and carry out the operation of the Company’s business. Our Board is committed to legal and ethical conduct in fulfilling its responsibilities and it expects all directors, as well as officers and employees of the Company, to adhere to Vericel’s Code of Business Conduct and Ethics, a copy of which is available on the Company’s website.

Our Board is committed to the continuous improvement of our corporate governance structure and enhancing the composition and effectiveness of the Board itself.

Recent Governance Enhancements
•	Board adoption of enhanced Compensation Clawback Policy, as discussed further on page 56 (2023)
•	Oversight of an in-depth initiative to evaluate and enhance the Company’s cybersecurity incident response framework and readiness (2022-2024)
•	Termination of shareholder rights plan or “poison pill” (2021)
•	Implementation of comprehensive Corporate Governance Guidelines (2021)
•	Adoption of formal Stock Ownership Guidelines, with which all directors and officers were in compliance as of December 31, 2024
Board Composition and Effectiveness
•	Added new director with expertise in healthcare operations and payer matters (2021)
•	Robust Board self-assessment process in place to continuously evaluate the relevant skills and attributes of the Board’s individual members as well as the effectiveness of the Board as a whole

Our Company’s Amended and Restated Bylaws (“Bylaws”) provide that the Board of Directors will consist of not less than five nor more than nine members, as fixed from time-to-time by a resolution of the Board, and that all directors will be elected annually. The Board currently consists of eight (8) directors. Dr. Steven Gilman is not standing for re-election this year and will retire from our Board effective after the Annual Meeting. The size of the Board will be reduced to seven (7) directors at that time. The Company and the Board are grateful to Dr. Gilman for his many years of exceptional service to the Board and our shareholders. In accordance with its standard refreshment processes, discussed more fully below, the Board continues to assess its composition to ensure

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that it has the right balance of skills and operating experience to oversee long-term strategy and provide effective oversight. The persons named below as nominees for director will, if elected, each serve a term of one year expiring at the 2026 annual meeting of shareholders or until their successors are elected and qualified.

Vote Required

The affirmative vote of a plurality of the total shares of common stock entitled to vote and be represented in person or by proxy is required for the election of each of the nominees. It is the intention of the persons named as proxies to vote such proxy FOR the election of all nominees, unless otherwise directed by the shareholder. The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in place of such nominee.

Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and “broker non-votes” will not be counted toward such nominee’s achievement of a plurality.

Board Refreshment and Succession Planning

The Company regularly examines the experience and expertise of our Board as a whole to ensure alignment between the Board’s abilities and our strategic priorities and long-range plan. We seek directors who will bring to the Board a deep and wide range of experiences in the business world and diverse problem-solving talents. The Company believes that the Board should represent an appropriate and relevant mix of skills, industry experience, backgrounds, ages and diversity (inclusive of race, gender and ethnicity). Typically, directors will be individuals who have demonstrated high achievement in business or another field, enabling them to provide strategic support and guidance to the Company. Particular areas of expertise include corporate strategy and development, commercial sales and marketing, commercial operations and execution, research and development, technical operations, familiarity with manufacturing biotechnology and medical device products, knowledge of the legal and compliance issues facing the life science industry, experience concerning the policies and procedures of public and private payers in the medical technology and biopharmaceutical space, corporate finance, financial and/or accounting expertise, organizational leadership, public company management and disclosure, corporate risk assessment and prior experience in the medical technology, biopharmaceutical and complex biologics industries.

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Identifying and Evaluating Candidates for Director

The Governance and Nominating Committee evaluates and recommends to the Board of Directors the nominees for each election of directors. Both the Governance and Nominating Committee and the Board use a variety of methods for identifying and evaluating such nominees, and the Governance and Nominating Committee, in consultation with the Chairman and other Board members, regularly assesses the composition of the Board and each committee to evaluate their effectiveness and whether or not changes should be considered. The full Board annually determines the diversity of specific skills and characteristics that could improve the overall quality and ability of the Board to carry out its oversight of the Company and other functions.

The Governance and Nominating Committee’s goal is to assemble a Board of Directors that brings to Vericel a variety of perspectives and skills derived from high quality business and professional experience, while considering the appropriate size of both the Board and its committees. In doing so, the Governance and Nominating Committee also considers candidates with appropriate non-business backgrounds. In general, the Governance and Nominating Committee seeks director nominees with the talents and backgrounds that provide the Board with an appropriate mix of knowledge, skills and experience for the needs of Vericel’s business.

1	SUCCESSION PLANNING

•	The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service.
•	Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.
•	If any member of the Board of Directors that is up for re-election at an upcoming annual meeting of shareholders does not wish to continue in service, the Governance and Nominating Committee evaluates the collective skills and experiences of the remaining members and, if necessary, identifies the desired skills and experience of a new nominee in light of the criteria above.

2	IDENTIFICATION OF CANDIDATES

•	Current members of the Governance and Nominating Committee and the Board are polled for suggestions as to individuals meeting the criteria of the Governance and Nominating Committee.
•	Research may also be performed to identify qualified individuals.
•	If the Governance and Nominating Committee believes that the Board requires additional candidates for nomination, the Governance and Nominating Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.

3	INDEPENDENCE AND BOARD COMPOSITION REQUIREMENTS

The Governance and Nominating Committee recognizes that under applicable regulatory requirements at least one member of the Board of Directors must, and believes that it is preferable that more than one member of the Board of Directors should, meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under the Nasdaq listing standards or the listing standards of any other applicable self-regulatory organization that Vericel is subject to or governed by. The Governance and Nominating Committee also believes that it is appropriate for at least one member of Vericel’s management to participate as a member of the Board.

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4	ADDITIONAL QUALIFICATIONS

There are no stated minimum criteria for director nominees, and the Governance and Nominating Committee may consider such other factors as it deems are in the best interests of Vericel and its shareholders. In general, and given Vericel’s position as a leader in the biotechnology and medical technology space, the Board believes it should be comprised of persons with skills and experience in areas such as:

•	Corporate strategy and development;
•	Commercial sales and marketing;
•	Commercial operations and execution;
•	Research and development;
•	Technical operations;
•	Manufacturing of biotechnology and medical device products;
•	Knowledge of the legal and compliance issues facing the life science industry;
•	Experience concerning the policies and procedures of public and private payers in the medical technology and biopharmaceutical space;
•	Corporate finance;
•	Financial and/or accounting expertise and experience with regulatory and SEC requirements applicable to public companies;
•	Organizational leadership, development and management;
•	Public company management and disclosure;
•	Corporate risk assessment, management, and prior experience in the medical technology, biopharmaceutical and complex biologics industries; and
•	Knowledge of, and experience handling, cybersecurity-related issues currently facing publicly-traded organizations

5	MEETING AND ENGAGING WITH CANDIDATES

Following the identification of one or more potential candidates to serve on the Board, members of the Governance and Nominating Committee will generally be provided with a copy of each candidate’s resume and any additional information concerning the candidate’s skills and qualifications. One or more members of the Governance and Nominating Committee will then conduct an interview of each candidate. The Company’s CEO may also participate in such interview, if desired.

6	DECISION AND NOMINATION

Once the Governance and Nominating Committee identifies an individual to serve as a new director, the Committee will generally commission an independent background check of that individual to confirm the candidate’s suitability to serve on Vericel’s Board. Upon obtaining the results of the background check, the Governance and Nominating Committee will again discuss the candidate’s suitability for membership on the Board and will normally share its findings and recommendation with all members of the Board.

7	ELECTION

Once the Governance and Nominating Committee has reached a decision to invite a new member to the Board it will make a formal recommendation to the Board for the candidate’s election. Following approval of Board resolutions to elect the new member, an invitation to join the Board will be extended to the candidate, normally by the Chairman of the Board.

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Board’s Skills and Experience

All of our director nominees exhibit high integrity, sound business judgment, innovative thinking, collegiality and a knowledge of corporate governance requirements and practices. As a group, our director nominees bring a balance of relevant skills and experience to our boardroom, including those listed below:

	Robert Zerbe, M.D.	Dominick Colangelo	Heidi Hagen	Alan Rubino	Kevin McLaughlin	Paul Wotton, Ph.D.	Lisa Wright
Prior BOD Experience	•	•	•	•	•	•
Industry Experience
Medical Technologies		•		•
BioPharma	•	•	•	•	•	•	•
Complex Biologics			•	•		•
Payer							•
Healthcare Operations							•
Functional Expertise
CEO/GM	•	•	•	•	•	•	•
Finance		•		•	•		•
Chief Operating Officer		•	•		•
Marketing/Sales		•		•		•	•
Research and Development	•					•	•
Technical Operations			•	•
Business Development		•		•	•	•	•
Geography
North America	•	•	•	•	•	•	•
Asia/Middle East			•
Europe	•		•	•		•
Demographics
Age	74	61	56	70	68	64	50
Tenure	2006	2013	2013	2005	2015	2015	2021
Male/Female	M	M	F	M	M	M	F

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Director Nominees for Election at the 2025 Annual Meeting of Shareholders

The biographical description below for each director nominee includes the specific experiences, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Vericel.

Robert Zerbe, M.D., 74 Independent Chairman of the Board Retired Chief Executive Officer, QUATRx Pharmaceuticals Company Director Since: 2006

Other Current Public Company Directorships:	Vericel Board committee(s):
• None	• Audit Committee

Key Experience and Qualifications

•  BioPharma: Dr. Zerbe has held numerous senior management positions at major pharmaceutical companies throughout his career, including serving as Chief Executive Officer of QUATRx Pharmaceuticals Company as well as senior positions at Eli Lilly and Company, Parke-Davis and Pfizer.

•  CEO/GM: Served as CEO of a drug development company for over 15 years

•  Research & Development: Led the clinical development programs for a number of key products, including Prozac, Lipitor and Neurontin.

Professional Highlights

•  Chief Executive Officer of QUATRx Pharmaceuticals Company, a venture-backed drug development company, which he co-founded (2000-2016)

•  Senior Vice President of Worldwide Clinical Research and Development of Pfizer (formerly Parke-Davis), as well as other senior executive management positions (1993-2000)

•  Managing Director, Lilly Research Center U.K., of Eli Lilly and Company (including Vice President of Clinical Investigation and Regulatory Affairs, as well as several other clinical research and development positions) (1982-1993)

Other Leadership Positions and Experience

•  Member of the boards of directors of Metabolic Solutions Development Company and Cirius Therapeutics, both private companies focused on metabolic diseases

Education

•  M.D. from Indiana University School of Medicine

•  Post-doctoral work in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Health

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Dominick Colangelo, 61 President and Chief Executive Officer, Vericel Director Since: 2013

Other Current Public Company Directorships:	Vericel Board committee(s):
• Trevi Therapeutics, Inc.	• None

Key Experience and Qualifications

•  CEO/GM: Mr. Colangelo has more than 20 years of executive management experience in the biopharmaceutical industry. For the past 11 years he has served as President and CEO of Vericel, spearheading the acquisition of MACI and Epicel and leading the Company through an extended period of significant revenue and market growth. Mr. Colangelo also served for more than a decade in senior leadership positions at Eli Lilly and Company.

•  Finance: Mr. Colangelo possesses a significant accounting and finance background, which has been developed through education, strategy and business development roles, as well as his service on the audit committee of the board of directors of Trevi Therapeutics.

•  Marketing/Sales: Extensive experience in the acquisition, development and commercialization of products across a variety of therapeutic areas

•  Business Development: Experience gained through a variety of executive positions in product development, pharmaceutical operations and corporate development

Professional Highlights

•  President and Chief Executive Officer and a member of the Board of Directors of Vericel (2013-present)

•  Director of Strategy and Business Development for Eli Lilly’s Diabetes Product Group and founding Managing Director of Lilly Ventures at Eli Lilly and Company

Other Leadership Positions and Experience

•  Member of the board of directors of Trevi Therapeutics, Inc., a publicly-traded clinical stage biopharmaceutical company focused on the development and commercialization of treatments for chronic cough conditions. Mr. Colangelo is a member of both the audit and compensation committees of the Trevi Therapeutics board.

Education

•  B.S.B.A. in Accounting, Magna Cum Laude, from the State University of New York at Buffalo

•  J.D., with honors, from the Duke University School of Law

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Heidi Hagen, 56 Independent Former Chief Technical Officer, Sonoma Biotherapeutics Director Since: 2013

Other Current Public Company Directorships:	Vericel Board committee(s):
• None	• Compensation and Governance and Nominating (Chair) Committees

Key Experience and Qualifications

•  BioPharma/Complex Biologics: Ms. Hagen possesses more than 30 years of product development and leadership experience within the biopharmaceutical and medical device industries, having successfully built organizations and executed development programs within both established and start-up environments.

•  Chief Operating Officer/Technical Operations: Ms. Hagen has developed extensive operations experience throughout her career, including while serving at multiple commercial-stage biotechnology companies. In those capacities, Ms. Hagen has developed particular expertise in technical operations, where she has overseen production operations for multiple complex biologics across a variety of therapeutic areas.

Professional Highlights

•  Chief Technical Officer of Sonoma Biotherapeutics, a privately-held biotechnology company (2021-2022)

•  Interim Chief Executive Officer and member of the board of directors of Ziopharm Oncology, Inc., a publicly-traded company developing immune-oncology gene and cell therapies (2019-2021)

•  Co-founder and Advisor and former Chief Strategy Officer of Vineti, Inc., a software platform company for cell and gene therapy supply chain management (2015-2021)

•  Senior Vice President of Operations for Dendreon Corporation, a commercial biotechnology company (2002-2012)

•  Chief of Staff to the Chief Operating Officer of Immunex Corporation, a commercial biologics company (1993-2002)

Other Leadership Positions and Experiences

•  Member of the boards of directors of Obsidian Therapeutics, Inc., a privately-held organization focused on treating cancer through cell and gene therapies, Applied Stem Cell, a privately-held organization developing proprietary gene editing and stem cell technology platforms, and A-Alpha Bio, a privately-held organization focused on developing synthetic biotechnology and machine learning to accelerate drug development

Education

•  B.S. in cell and molecular biology, M.S. in bioengineering, and M.B.A. from the University of Washington

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Alan Rubino, 70 Independent Former Chief Executive Officer, Emisphere Technologies, Inc. Director Since: 2005

Other Current Public Company Directorships:	Vericel Board committee(s):
• None	• Audit and Compensation (Chair) Committees

Key Experience and Qualifications

•  CEO/GM: Mr. Rubino possesses a wealth of experience across multiple disciplines within the biotechnology and pharmaceutical industries. Mr. Rubino recently served for seven years as CEO of Emisphere Technologies, Inc., a publicly-traded drug delivery company, as well as CEO of RenovaCare, a publicly-held biotechnology company.

•  Marketing/Sales/Business Development: Mr. Rubino spent 24 years with Roche where he served as a member of the executive committee for ten years and presided over 30 product launches and brand marketing execution plans. He also had leading roles in the acquisitions of Syntex Labs and Boehringer-Mannheim.

•  Operations: Throughout his career, Mr. Rubino has provided enterprise-wide leadership over corporate, marketing, sales, supply chain and human resources management functions.

Professional Highlights

•  President and Chief Executive Officer of RenovaCare, a publicly-held biotechnology company (2019-2021)

•  Chief Executive Officer of Emisphere Technologies, Inc., a publicly-held drug delivery company, which was acquired by Novo Nordisk for $1.8B (2012-2019)

•  Chief Executive Officer and co-founder of New American Therapeutics, Inc., which acquired Denavir from Novartis (New American was subsequently sold to Renaissance Pharma, LLC for a 49% IRR to investors)

•  Chief Executive Officer and co-founder of Akrimax Pharmaceuticals, LLC, where he in-licensed Tirosint from IBSA Institut Biochimique SA for the U.S. market

•  Executive Vice President of Hoffman LaRoche (Genentech) for 24 years, holding an array of senior executive positions, with 10 years of service on the U.S. Executive Committee

Other Leadership Positions and Experiences

•  Currently serves as Executive Chairman of the board of directors of AMO Pharma Limited, a privately-held UK-based company focused on special therapeutics for rare diseases (2021-present)

•  Former member of boards of directors of numerous public and privately-held organizations, including SANUWAVE Health, Inc., and Genisphere, Inc.

Education

•  B.A. in economics from Rutgers University with a minor in biology/chemistry

•  Post-graduate educational programs at the University of Lausanne and Harvard Business School

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Kevin McLaughlin, 68 Independent Former Chief Financial Officer and Treasurer, Acceleron Pharma Inc. Director Since: 2015

Other Current Public Company Directorships:	Vericel Board committee(s):
• Invivyd, Inc.	• Audit (Chair) Committee

Key Experience and Qualifications

•  BioPharma: Mr. McLaughlin has more than 40 years of operating management and financial experience spanning the biotech, high-tech and education industries.

•  Finance: Mr. McLaughlin served for 11 years as the Senior Vice President, Chief Financial Officer and Treasurer of Acceleron, Pharma Inc., until its acquisition by Merck & Co. in 2021. Prior to Acceleron, he served as Senior Vice President and Chief Financial Officer of Qteros, Inc., a cellulosic biofuels company.

Professional Highlights

•  Senior Vice President, Chief Financial Officer and Treasurer of Acceleron Pharma Inc., a publicly-traded biopharmaceutical company (2010-2021)

•  Senior Vice President and Chief Financial Officer of Qteros, Inc., a cellulosic biofuels company (2009-2010)

•  Co-founder, Chief Operating Officer and a director of Aptius Education, Inc., a publishing company (2007-2009)

•  President and Chief Executive Officer and a member of the board of directors of PRAECIS Pharmaceuticals until its sale to GSK plc (formerly GlaxoSmithKline). Mr. McLaughlin joined PRAECIS as its first Chief Financial Officer and also served as Chief Operating Officer.

Other Leadership Positions and Experiences

•  Former member of the board of directors of Decibel Therapeutics, a clinical-stage and public biotechnology company dedicated to discovering treatments to restore and improve hearing and balance, which was acquired by Regeneron Pharmaceuticals in 2023

•  Member of the board of directors of Invivyd, Inc., a public biopharmaceutical company dedicated to delivering protection from serious viral infectious diseases. Mr. McLaughlin serves as the Chairperson of the Invivyd board’s audit committee.

Education

•  B.S. in business from Northeastern University and an M.B.A. from the F.W. Olin Graduate School of Business at Babson College

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Paul Wotton, Ph.D., 64 Independent Chairman and Managing Partner, RBL, LLC; Adjunct Professor, Rice University Director Since: 2015

Other Current Public Company Directorships:	Vericel Board committee(s):
• Cynata Therapeutics Limited	• Compensation and Governance and Nominating Committees

Key Experience and Qualifications

•  BioPharma/Complex Biologics/ Business Development/Marketing and Sales: Dr. Wotton has served in key leadership roles across the pharmaceutical and biotech industries throughout his career and has been integral in a number of high-profile business development transactions during that period. While CEO of Obsidian Therapeutics, Inc., Dr. Wotton spearheaded key deals with Vertex Pharmaceuticals and M.D. Anderson, and earlier in his career, while CEO at Siglion Therapeutics, Inc., he implemented the agreement that resulted in the eventual acquisition of the company by Eli Lilly and Company. Dr. Wotton’s experiences provide key insight to the Vericel leadership team as the Company continues to investigate expanding its product portfolio with another highly-synergistic therapy.

Professional Highlights

•  President and Chief Executive Officer and a board member of Obsidian Therapeutics, Inc., a privately-held company (2019-2022)

•  Founding President and Chief Executive Officer of Sigilon Therapeutics, Inc., a cell therapeutics company (2016-2019)

•  President and Chief Executive Officer and member of the board of directors of Ocata Therapeutics, Inc. (from July 2014 until its acquisition by Astellas Pharma US, Inc. in February 2016)

•  President and Chief Executive Officer and member of the board of directors of Antares Pharma, Inc., a publicly-traded biopharmaceutical company (2008-2014)

•  Held senior level positions at Eurand International BV, Penwest Pharmaceuticals, Abbott Laboratories and Merck, Sharp and Dohme

Other Leadership Positions and Experiences

•  Chair of the board of directors of Kytopen, a privately-held biotechnology company focused on developing cellular and genome engineering platforms

•  Former member of the board of directors and Chairman of the compensation committee of Veloxis Pharmaceuticals A/S

•  Past Chairman of the Emerging Companies Advisory Board of BIOTEC Canada

•  Named Ernst & Young Entrepreneur of the Year for Life Sciences, New Jersey, in 2014

Education

•  Bachelor’s in Pharmacy, with honors, from University College London

•  Ph.D. in pharmaceutical sciences from the University of Nottingham

•  M.B.A. from Kingston Business School

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Lisa Wright, 50 Independent President and Chief Executive Officer, Community Health Choice, Inc. Director Since: 2021

Other Current Public Company Directorships:	Vericel Board committee(s):
• None	• Governance and Nominating Committee

Key Experience and Qualifications

•  CEO/GM/Payer/Healthcare Operations: Ms. Wright is President and Chief Executive Officer of Community Health Choice, Inc., a managed care organization with approximately 430,000 members and a provider community consisting of over 10,000 physicians and 100 hospitals in the greater Houston area. She is an accomplished healthcare executive with a track record of strong strategic, operations and financial performance across a number of leading healthcare organizations.

•  Importantly, Ms. Wright brings to the Vericel Board key expertise in the payer and provider aspects of the healthcare system, which is bolstered by her deep understanding of healthcare economics and the full healthcare ecosystem. Her experiences will prove valuable as we continue our journey as a high-growth commercial business with multiple products with varied reimbursement models.

Professional Highlights

•  President and Chief Executive Officer of Community Health Choice, Inc., a local, non-profit, Managed Care Organization (MCO), offering Children’s Medicaid (STAR), CHIP (Children’s Health Insurance Plan) and DSNP (Dual Special Needs Plan), and participant in the Health Insurance Marketplace (2020-present)

•  North Regional Medicare President for WellCare Health Plans (2018-2020)

•  President of the Dual Special Needs Plan, Medicare-Medicaid Plan and Nursing Facilities lines of business in Texas at UnitedHealthcare (2014-2018)

•  Began career in a variety of roles of increasing responsibility at Anthem

Other Leadership Positions and Experiences

•  Member of the boards of directors of several non-profit organizations in Houston

Education

•  B.A. in communication from the University of Kentucky

•  M.B.A. from the University of Maryland

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Shareholder Recommendations

The Governance and Nominating Committee will evaluate any recommendation for director nominees proposed by a shareholder who: (i) has continuously held at least 1% of the outstanding shares of our common stock entitled to vote at the annual meeting for at least one year by the date the shareholder makes the recommendation; and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with Vericel’s established procedures for evaluating potential director nominees, any recommendation for a director nominee submitted by a qualifying shareholder must be received by Vericel no later than 120 days prior to the anniversary of the date proxy statements were made available to shareholders in connection with the prior year’s annual meeting. Any shareholder recommendation for a director nominee must be submitted to the Chief Legal Officer, in writing, at 64 Sidney St., Cambridge, Massachusetts 02139, and must contain the following information:

•	A statement by the shareholder that he/she is the holder of at least 1% of our common stock and that the stock has been held for at least one year prior to the date of the submission and that the shareholder will continue to hold the shares through the date of the annual meeting;

•	The candidate’s name, age, contact information and current principal occupation or employment;

•	A description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including the candidate’s principal occupation and employment and the name and principal business of any corporation or other organization at which the candidate was employed; and

•	The candidate’s resume.

The Governance and Nominating Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above. For more information about director nominees proposed by shareholders, please see the Company’s Director Nominations Policy, which is available on our website, www.vcel.com.

All directors and director nominees will submit a completed director and officer questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance and Nominating Committee.

Board’s Role and Responsibilities

Overall Role of the Board of Directors

The Board is elected by the shareholders to oversee their interests in the long-term success of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to, or shared with, the shareholders. The core responsibility of a director is to fulfill his or her duties of care and loyalty and to otherwise exercise sound business judgment in the best interests of Vericel and its shareholders. The Board oversees the proper safeguarding of the Company’s assets, the maintenance of appropriate financial and other internal controls and the Company’s compliance with applicable laws and regulations and proper governance. The Board selects the Chief Executive Officer (“Chief Executive Officer” or “CEO”) and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

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Key Responsibilities of the Board

Oversight of Corporate Strategy	Oversight of Risk Management	Oversight of Human Capital Management

•  The Board oversees and monitors strategic and long-range planning

•  The Board and its committees routinely engage with senior management on critical business matters that are tied to the Company’s long-term strategy

•  Senior management is tasked with executing business strategy and providing regular updates to the Board

•  The Board oversees risk management

•  The Board’s individual committees play key roles in monitoring and managing risk areas particular to Vericel’s core business

•  Senior management is charged with managing risk, through the development and implementation of robust internal processes and effective internal controls

•  The Board, through the Governance and Nominating Committee, oversees the creation and retention of a talented employee base

•  The Board maintains responsibility for succession planning for the CEO and other key members of the senior management team

Oversight of Corporate Strategy

Our Board actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities and corporate development opportunities. Our Board also reviews and approves strategic transactions, including significant investments, acquisitions and collaborations. At the Board and committee meetings and throughout the year, our Board regularly receives information and formal updates from our management and actively engages with the executive leadership team with respect to our corporate strategy. The Board’s independent directors also hold regularly scheduled executive sessions at which strategic matters are discussed.

Board’s Role in the Oversight of Risk Management

Overseeing the assessment and management of the Company’s exposure to various risks is a key oversight responsibility for the Board. We have established an Enterprise Risk Management (“ERM”) program that includes the processes through which we identify, assess and manage the Company’s most significant enterprise risks and potential adverse events that could materially impact the long-term health of our business or prevent the achievement of our strategic objectives.

These risks are identified, measured, monitored, and managed across the following key risk categories:

Strategic, including acquisition, business disruption, competitive and reputational risks	Operational, including cybersecurity, information technology, supply chain, manufacturing, and talent attraction, retention, and development risks	Financial and macroeconomic, including economic condition, geopolitical, and financial control risks	Compliance, including litigation, regulatory, tax, and intellectual property risks

Our Chief Legal Officer, who reports to our CEO, facilitates our ERM program. Our ERM program includes the periodic assessment of the Company’s risk environment, and potential risks are identified and evaluated across different timeframes (e.g., short, medium, and long term) depending on the specific risk.

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With respect to the most significant risks identified, the Chief Legal Officer engages with senior management and other senior leaders in the functional areas and business units specific to the risks to develop and support risk management and mitigation actions, strategies, and processes across the short, medium, and long term, as necessary and appropriate, and to assist in aligning such actions, strategies, and processes with the Company’s relevant controls and procedures. Senior management and other senior leaders also may consult with outside advisors and experts in developing risk management and mitigation actions, strategies, processes, controls, and procedures and anticipating future threats and trends relating to the most significant risks.

Our ERM program also facilitates the incorporation of risk assessment and evaluation into the strategic planning process and the provision of periodic reports to senior management regarding the actions, strategies, processes, controls, and procedures specific to managing, mitigating, and anticipating significant risks.

The Chief Legal Officer reviews the ERM program with the Board, through its Audit Committee, at least twice per year, including the methodology and approach used to identify, assess, and manage risks, enhancements made to the ERM program during the preceding half-year period, and existing risks and significant emerging risks across the Company’s key risk categories. At times, the Company’s most significant risks identified through the ERM program are discussed in greater detail with the full Board of Directors, including the potential impact and likelihood of the risks materializing over the relevant timeframe, future threats and trends, and the actions, strategies, processes, controls, and procedures used or to be implemented to manage and mitigate the risks. As necessary, the CEO, Chief Financial Officer or Chief Legal Officer may review specific risks with the Board throughout the year, as necessary and appropriate, including as a result of the Chairman or the Board requesting more frequent updates or information about specific risks.

To assist the Board in overseeing the Company’s exposure to various risks, the Board has delegated specific risk areas to each committee. The Chief Legal Officer and other senior management review these delegated risks with each Board committee, and the committees provide regular reports to the full Board.

The committees of the Board of Directors execute their oversight responsibility for risk management as follows:

Audit Committee	Compensation Committee

The Audit Committee has primary responsibility for overseeing risk associated with:

•  the Company’s financial and accounting systems, as well as the work performed by Vericel’s independent registered public accounting firm and internal audit team;

•  accounting policies;

•  investment strategies;

•  finance-related reporting;

•  regulatory compliance, and risks associated with the manufacturing and production of the Company’s approved products; and

•  the Company’s data security and information systems and technology, including cybersecurity.

The Audit Committee also reviews transactions between Vericel and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest. The Audit Committee also receives regular reports and feedback from Vericel’s Chief Compliance Officer concerning the health of the Company’s Compliance Program as well as management’s Enterprise Risk assessment of the organization.

The Compensation Committee is responsible for overseeing risks related to Vericel’s cash and equity-based compensation programs and practices and ensuring that executive and employee compensation plans are appropriately structured so that they do not incentivize excessive risk-taking and are not reasonably likely to have a material adverse effect on Vericel.
Governance and Nominating Committee
The Governance and Nominating Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees, as well as our corporate governance. The Governance and Nominating Committee works to ensure that our corporate governance does not encourage or promote excessive risk-taking on the part of the Board of Directors or by Vericel employees.

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Cybersecurity Risk Management

Securing the information of our employees, customers, associates, vendors and other third parties is of the utmost importance to us. Consequently, cybersecurity is a risk management focus area for the Company, with both the full Board and the Audit Committee providing oversight.

Role of Management:

•	We have developed processes for assessing, identifying and managing material risks from cybersecurity threats. Our ERM program incorporates risks from cybersecurity threats alongside other risks to the Company. As part of our ERM program, our information technology team oversees and implements security controls designed to minimize the risk or impact of any breach or unauthorized disclosure of our confidential and sensitive data. These controls include security management, intrusion detection and monitoring applications, and multifactor authentication, among other mitigation efforts.
•	Our Vice President, Information Technology, along with our Chief Legal Officer, Information Technology management team, and Chief Operating Officer, oversees our approach to cybersecurity and is responsible for assessing and managing our material risks associated with cybersecurity threats. Our Vice President, Information Technology has over 20 years of experience in the life science industry, including a focus in the past four years on information technology management. Additionally, his academic background includes advanced degrees in the life sciences and he brings a strong track record of managing cyber incident responses and related activities. In this role, our Vice President, Information Technology works closely with an internal team that includes resources with various cybersecurity certifications and leverages the support of our external information security firm, technology partners and an industry-leading intelligence platform. Our Vice President manages and leads the internal Information Technology team to maintain, update and enhance the Company’s technology infrastructure and corresponding safety measures, as well as to ensure that appropriate safety measures are implemented to protect against evolving cybersecurity threats.
•	Between 2022 and 2024, management has worked extensively with external consultants to evaluate the Company’s cybersecurity incident response framework, test the Company’s cybersecurity defenses, and to develop an enhanced enterprise-wide incident response plan to be deployed in the event of, and to help mitigate the impact of, a cybersecurity incident. The Board has been actively engaged in this endeavor and has received periodic updates and reports concerning the Company’s progress.
•	The Audit Committee oversees our ERM program, which includes risks from cybersecurity threats. The Audit Committee receives reports from management at least semi-annually, and more frequently, if necessary, with respect to risks from cybersecurity threats. The Audit Committee also reviews cybersecurity and data security risks and mitigation strategies, along with program assessments, planned improvements and the status of information technology initiatives. The Audit Committee keeps the Board apprised of developments as they occur, and the Board has full access to management concerning cybersecurity and other risk matters at all times.
•	The entire Board receives annual training from outside experts concerning the current global cybersecurity threat landscape and corporate best practices for mitigating cybersecurity risks, as well as the Board’s legal, regulatory and fiduciary responsibilities from a cybersecurity standpoint.

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Human Capital Management and Management Succession Planning

The Board is actively engaged in overseeing the Company’s people and culture strategy. Our Board believes that human capital management and succession planning are vital to Vericel’s continued success. Our Board’s involvement in leadership development and succession planning is ongoing, and the Board provides input on important decisions in each of these areas.

Board Oversight	Board Committees’ Responsibilities

• Our Board, with leadership from our Chairman, maintains primary responsibility for succession planning for the Chief Executive Officer and talent retention and development programs for members of senior management	Our committees assist the Board with succession planning as follows:

Governance and Nominating Committee

•  At least annually, meets with our CEO to discuss succession planning for members of the executive management team

•  Considers the procedure for timely and efficient transfer of CEO responsibilities in the event of an emergency or the sudden incapacity, death, resignation or retirement of Mr. Colangelo, or the occurrence of any other event that would have a material impact on Mr. Colangelo’s ability to fulfill his job duties

•  In connection with its oversight of Emergency Succession planning, receives an assessment of the performance of members of senior management and their potential to assume the position of CEO and other key positions within the Company

Compensation Committee • Performs an annual formal evaluation of the CEO in consultation with the Governance and Nominating Committee

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Code of Ethics

In late 2023, the Board of Directors oversaw a comprehensive review and revision of the Company’s Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors, and which sets the key principles of our Patients First mission, including expectations for integrity, compliance and ethical conduct in everything we do as a business. The Company also maintains a separate Code of Ethics for Senior Financial Officers. These documents are available on the Investor Relations page of our website, www.vcel.com. We will also make information related to any amendments to, or waivers from, these Codes of Ethics available on the website as required by law.

Board Structure

Board Leadership Structure

The Board of Directors does not have a formal policy on whether the positions of CEO and Chairperson of the Board should be separate or united, but rather will make that determination from time to time in its judgment.

Independent Chair

As part of its ongoing evaluations, our Board carefully considers the appropriate Board leadership structure, taking into account each director’s skills, experience, and perspectives, as well as the current and future needs of the Company and the Board.

Our Board has determined that an appropriate structure for the Company and its shareholders at this time consists of an independent Chairperson of the Board. This role effectively allocates authority, responsibility and oversight between management and the independent members of the Board. This structure gives primary responsibility for the operational leadership and strategic direction of the Company to the CEO, while enabling our independent Chairperson to facilitate our Board’s oversight of management, promote communication between management and the Board and support our Board’s consideration of key governance matters.

Our Board considers a variety of factors relating to our Board leadership, including potentially filling the positions of Chairperson of the Board and CEO by one individual or two different individuals as the Board determines is appropriate. The Board believes it is important to structure its leadership based upon its assessment of the Company’s needs including, without limitation, our business, strategic opportunities, and succession planning priorities. Our Board also takes into account the views of its investors and proxy advisory firms, as well as governance and industry trends.

Although the Chairperson of the Board is currently an independent director, should the Chairperson of the Board not be independent in the future, the Board will appoint an independent lead director.

Robert Zerbe, M.D.
Chairman of the Board

Dr. Zerbe serves as our independent Chairman of the Board. In that capacity, Dr. Zerbe:

•  Presides over all meetings of the Board

•  Establishes the agenda for each Board meeting in consultation with the CEO and our management team

•  Presides over all executive sessions of the independent directors

•  Engages with our CEO and with management on topics discussed in executive sessions as needed

•  In conjunction with the Governance and Nominating Committee, plans for future Board leadership roles and succession, as well as orderly director refreshment, including actively overseeing the search for potential director candidates

Board Independence

The Board of Directors has affirmatively determined that all of the members of the Board and each director nominee, other than Mr. Colangelo, are independent within the meaning of the director independence standards of Nasdaq and the SEC. Mr. Colangelo is not considered independent because of his current employment as the President and CEO of Vericel. There are no family relationships between any of our directors, persons nominated or chosen to be a director or an officer and any of our executive officers.

Executive Sessions

Applicable Nasdaq listing standards require that the independent directors meet from time-to-time in executive sessions. In fiscal year 2024, our independent directors met in regularly scheduled executive sessions with only independent directors present at each Board and committee meeting.

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Committees of the Board

Audit Committee

Kevin McLaughlin Chairperson Members: Alan Rubino Robert Zerbe, M.D.

RESPONSIBILITIES

Under the terms of its current charter, the Audit Committee’s responsibilities include, in part:

•   Reviewing with Vericel’s independent accountants and management the annual financial statements and independent accountants’ opinion;

•   Reviewing the scope and results of the examination of Vericel’s financial statements by the independent accountants;

•   Reviewing all professional services performed by, and related fees of, the independent accountants;

•   Approving the retention of the independent accountants; and

•   Periodically reviewing Vericel’s accounting policies and internal accounting and financial controls.

The Audit Committee may delegate duties or responsibilities to subcommittees or to one member of the Audit Committee. During the fiscal year ended December 31, 2024, the Audit Committee held four (4) meetings. All members of our Audit Committee are independent (as independence is defined in Rule 5605(a)(2) and as required under Rule 5605(c)(2) of the Nasdaq listing standards). Since March 2015, Mr. McLaughlin, an independent director, has been designated as an audit committee financial expert as defined by the rules of the SEC. The Audit Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page of our website, www.vcel.com. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

PAST-YEAR HIGHLIGHTS

In addition to its oversight of Vericel’s financial statements and of our independent registered public accounting firm, during 2024, the Audit Committee received regular reports and provided key oversight of Vericel’s treasury and investment, commercial compliance and enterprise risk management activities at the organization level. Since 2022, the Audit Committee has also been keenly involved in management’s continued enhancements to the Company’s cybersecurity readiness.

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Compensation Committee

Alan Rubino Chairperson Members: Heidi Hagen Paul Wotton, Ph.D.

RESPONSIBILITIES

Under the terms of its current charter, the Compensation Committee’s responsibilities include, in part:

•   Determining and approving salary and bonus levels and equity award grants with respect to executive officers, and making recommendations to the Board of Directors regarding Mr. Colangelo’s compensation;

•   Determining and approving equity award grants with respect to all employees;

•   Reviewing and proposing to the Board of Directors changes in director compensation; and

•   Retaining and approving the compensation of any compensation advisers and evaluating the independence of any such compensation advisers.

In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with the Committee’s compensation philosophy and strategy as well as relevant compensation guidelines. The Compensation Committee may delegate duties or responsibilities to subcommittees or to one member of the Committee. During the fiscal year ended December 31, 2024, the Compensation Committee held five (5) meetings. All members of our Compensation Committee are independent (as independence is defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Compensation Committee acts pursuant to a written Charter, a current copy of which is available on the Investor Relations page of our website, www.vcel.com.

PAST-YEAR HIGHLIGHTS

During 2024, the Compensation Committee provided key oversight concerning the Company’s various employee benefits plans, to include our 401(k) and Omnibus Incentive Plans. Dr. Steven Gilman served as a member of the Compensation Committee throughout 2024. Dr. Gilman is not standing for re-election this year and will retire from our Board effective after the 2025 Annual Meeting. We are grateful to Dr. Gilman for his many years of exceptional service to our Board and shareholders. Dr. Wotton was appointed to serve on the Compensation Committee beginning in March 2025.

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Governance and Nominating Committee

Heidi Hagen Chairperson Members: Lisa Wright Paul Wotton, Ph.D.

RESPONSIBILITIES

Under the terms of its current charter, the Governance and Nominating Committee’s responsibilities include, in part:

•   Assisting Vericel’s Board of Directors in fulfilling its responsibilities by reviewing and reporting to the Board of Directors on (i) corporate governance compliance mechanisms, (ii) corporate governance roles amongst management and directors, and (iii) establishing a process for identifying and evaluating nominees for the Board of Directors; and

•   Considering qualified candidates for appointment and nomination for election to the Board of Directors and making recommendations concerning such candidates.

Consistent with this function, the Governance and Nominating Committee encourages continuous improvement of, and fosters adherence to, our corporate governance policies, procedures and practices at all levels. The Governance and Nominating Committee may delegate duties or responsibilities to subcommittees or to one member of the Governance and Nominating Committee. During the fiscal year ended December 31, 2024, the Governance and Nominating Committee held four (4) meetings. All members of the Governance and Nominating Committee are independent (as independence is defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Governance and Nominating Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page of our website, www.vcel.com.

PAST-YEAR HIGHLIGHTS

As part of the Board’s regular governance enhancement process, in 2024, the Governance and Nominating Committee continued its important mission of arranging for robust continuing education for the Board and secured outside experts to teach on cybersecurity, data privacy and SEC compliance, among other topics.

Board Practices, Policies and Processes

History of Commitment to Good Governance Practices

Board Practices

•   Non-employee members meet in executive session without management at each regularly scheduled Board and committee meeting

•   6 of 7 director nominees are independent

•   Director education programs

Board Enhancement • Board performance evaluations and assessment of needed skills • Commitment to diversity and Board refreshment

Shareholder Rights

•   No active Shareholder Rights Plan

•   Robust Stock Ownership Guidelines that apply to our directors and named executive officers and with which each of our directors and officers were in compliance as of December 31, 2024

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Board Meetings and Committees

During the fiscal year ended December 31, 2024, the Board of Directors held five (5) meetings. Each director serving on the Board of Directors during 2024 attended at least 80% of the meetings of the full Board, and all but one director attended 100% of such meetings. Each member of the Board of Directors attended 100% of the meetings of the committees on which he or she served.

Director Attendance at Annual Meetings

The Board of Directors has adopted a Board Member Attendance at Annual Meetings Policy. This policy is available on the Investor Relations page of our website, www.vcel.com. All of the directors attended our 2024 annual meeting of shareholders, which was held in May 2024 and conducted in a virtual, audio webcast format.

Shareholder Communications with Directors

Our relationship with our shareholders is an important part of our corporate governance program. Engaging with shareholders helps us to understand how they view the Company, set goals and expectations for our performance and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. The Board of Directors has adopted a Shareholder Communications with Directors Policy to inform shareholders how they may pose questions or communicate their views to our Board of Directors. The Shareholder Communications with Directors Policy is available on the Investor Relations page of our website, www.vcel.com.

Director Continuing Education

The Board of Directors recognizes the importance of ensuring that its members are continuously updated on matters of importance to its oversight of the Company from both an internal and external perspective. The Governance and Nominating Committee maintains responsibility for determining issues and subject matter areas that require further education for Board members, whether because of external developments or changes in Company direction. During 2024, the Board of Directors received education from Vericel’s Chief Legal Officer and outside advisors in the areas of cybersecurity, SEC compliance and data privacy.

Certain Relationships and Related-Party Transactions

The Board of Directors is committed to upholding the highest legal and ethical standards in fulfilling its responsibilities and recognizes that related-party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, and as a general matter, it is Vericel’s preference to avoid related-party transactions.

Pursuant to our Corporate Governance Guidelines, our Audit Committee has primary responsibility for reviewing and approving in advance, or ratifying, all related-party transactions. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become directors of our Company, any person who is known to us to be a beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such a person has a 5% or greater beneficial ownership interest.

We have several processes that we use to ensure that we identify and review all related-party transactions. First, each executive officer is required to notify either our Chief Legal Officer or Chief Financial Officer of any potential transaction that could create a conflict of interest, and the Chief Legal Officer or Chief Financial Officer is required to notify the Audit Committee of the potential conflict. The directors, President and Chief Executive Officer, Chief Financial Officer and Chief Legal Officer are required to notify the Audit Committee of any potential transaction that could create a conflict of interest. Second, each year, we require our directors and executive officers to complete directors’ and officers’ questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.

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The Audit Committee reviews related-party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. Our Board and its committees only approve a related-party transaction if it is determined that a transaction is in the best interests of shareholders or is at least not inconsistent with those interests. This includes situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated party. There were no such reportable relationships or related party transactions during the fiscal year ended December 31, 2024.

Compensation of Directors

Our directors play a critical role in guiding our strategic direction and overseeing the management of Vericel. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Our philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors and appropriately compensate them for the time, expertise and effort required to serve as a director of a commercial stage, publicly-traded company that operates in a dynamic and highly-regulated industry. Non-employee directors receive a combination of annual cash retainers and stock option and RSU grants in amounts that correlate to their responsibilities and levels of Board participation, including service on Board committees. At least every three (3) years, the Compensation Committee engages an independent consultant to perform an analysis of the non-employee director compensation program. In 2023, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to perform an independent review of the compensation program for non-employee directors.

How Our Director Compensation Program Aligns with Long-Term Shareholder Interests

Focus on Equity Compensation	Stock Ownership Guidelines
A substantial portion of non-employee director compensation is in the form of equity On average, our directors receive approximately:

3x

annual cash retainer

100%

compliance by all directors

In 2021, the Board adopted Stock Ownership Guidelines applicable to all non-employee directors

The share ownership target for each non-employee director is share value equating to three times (3x) his or her annual cash retainer

As of December 31, 2024, all non-employee directors were in compliance with their respective stock ownership targets

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The director compensation table reflects all compensation awarded to, earned by or paid to our non-employee directors for the fiscal year ended December 31, 2024.

Director(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Robert L. Zerbe(4)	100,000	150,656	219,242	469,898
Kevin F. McLaughlin	70,000	150,656	219,242	439,898
Alan L. Rubino	77,500	150,656	219,242	447,398
Heidi Hagen	67,500	150,656	219,242	437,398
Paul K. Wotton	55,000	150,656	219,242	424,898
Steven C. Gilman(5)	57,500	150,656	219,242	427,398
Lisa Wright(4)	55,000	150,656	219,242	424,898
(1)	As permitted by SEC rules, Mr. Colangelo’s compensation from the Company for 2024 is set forth in the 2024 Summary Compensation Table. Mr. Colangelo did not receive any additional compensation for his service as a director.
(2)	Amount reflects the grant date fair value of awards of time-based RSUs made to the named director in 2024, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025.
(3)	Amount reflects the grant date fair value of stock option awards made to the named director in 2024, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025.
(4)	Effective December 28, 2023, Dr. Zerbe, and Ms. Wright elected to defer $100,000, and $41,250, respectively, of earned director fees pursuant to the Company’s Deferred Compensation Plan. Additionally, effective December 28, 2023, Ms. Wright elected to defer 3,200 RSUs, granted to her on May 1, 2024, and which vest on the date of the Annual Meeting.
(5)	Dr. Gilman will retire from our Board effective after the 2025 Annual Meeting.

Additionally, non-employee directors held the following unvested RSUs and unexercised stock options as of December 31, 2024:

Director	Stock Awards	Shares Underlying Stock Options
Robert L. Zerbe	3,200	65,250
Alan L. Rubino	3,200	124,250
Heidi Hagen	3,200	114,250
Steven C. Gilman(1)	3,200	55,250
Kevin F. McLaughlin	3,200	111,250
Paul K. Wotton	3,200	29,000
Lisa Wright	3,200	31,627
(1)	Dr. Gilman will retire from our Board effective after the 2025 Annual Meeting.

Fees Earned or Paid in Cash. The Chairman of the Board of Directors receives an annual fee of $90,000 paid in equal quarterly increments and does not receive additional fees for service as a member of the Board of Directors or as an individual committee member. Each other non-employee director receives an annual fee of $50,000 paid in equal quarterly increments. The chairperson of each standing committee receives an additional annual fee of $20,000 for the Audit Committee, $17,500 for the Compensation Committee and $10,000 for the Governance and Nominating Committee. The non-chair members of the Audit Committee each receive an additional $10,000 annual fee, each non-chair committee member of the Compensation Committee receives an additional $7,500 annual fee and each non-chair committee member of the Governance and Nominating Committee receives an additional annual fee of $5,000, in each case payable quarterly.

Equity Awards. Under Vericel’s 2022 Omnibus Incentive Plan (the “2022 Plan”) and Vericel’s Amended and Restated Non-Employee Director Compensation Guidelines, each non-employee director who continues to serve beyond an annual meeting receives a stock option to purchase 8,000 shares granted on the date of each annual meeting, with an exercise price equal to the fair market value of our common stock on the date of grant, and a grant of 3,200 RSUs. Each non-employee director received a stock option to purchase 8,000 shares and a grant of 3,200 RSUs at the 2024 annual meeting. Such stock options vest in equal monthly increments over a period of one year, subject to continued service through the applicable vesting dates. The RSUs vest on the earlier of the first anniversary date of the RSU grant or the date of the first annual meeting following the grant, subject to continued service through the vesting date. Newly-elected directors joining the Board of Directors during the period between annual meetings receive a grant representing a pro-rata amount of the shares subject to the option (reflecting the period of time until the next annual meeting) and a pro-rata amount of the annual RSUs awarded (reflecting the period of time until the next annual meeting). Unless the non-employee director elects deferred settlement, the RSU grant will settle on vesting.

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In addition, each future non-employee director who joins the Board of Directors will also receive a one-time initial stock option to purchase 4,000 shares on the date of such director’s appointment, which will vest in equal monthly installments over three years, subject to continued service through the applicable vesting dates and a one-time initial grant of 1,600 RSUs, which will vest in 1/3 annual increments over the course of three years, subject to continued service through the applicable vesting dates. Stock options issued to directors shall terminate and may no longer be exercised after the first to occur of (a) the expiration date of the option, (b) 24 months after the date on which the director’s service with Vericel is terminated, or (c) a change in control to the extent provided in the stock option agreement. Under the terms of the Vericel Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”), which was adopted May 3, 2023, non-employee directors have the ability to defer payment of all or a portion of their annual fees and/or defer settlement of all or a portion of their grant of RSUs. RSUs with a deferred settlement are subject to vesting, but the shares are not issued until the deferred settlement date. A non-employee director must make an election to defer his or her annual fees and/or RSU grant by December 31 of the year prior to the year such amounts will be earned, or such grants made. In addition, a deferral election for the RSU grant must be made during an open-trading window. Newly elected non-employee directors must make an election within thirty days of joining the Board. A non-employee director may elect to defer payment of the annual fees and/or grant of RSUs until a date specified in the non-employee director’s election. The deferred annual fees and/or grant of RSUs will be paid or settled on the earlier of (i) the date specified in the non-employee director’s election, (ii) the termination of the non-employee director’s service to Vericel (including due to death), (iii) the non-employee director becoming disabled, or (iv) a change in control, as defined in the 2022 Plan. Further, under the Deferred Compensation Plan, upon the occurrence of such event, the amounts credited in the non-employee director’s account shall be paid in cash and/or shares of stock, as applicable, as soon as practicable, but in no event after the last day of the calendar year in which the distribution event occurs.

Stock Ownership Guidelines for Directors

In April 2021, the Board adopted Stock Ownership Guidelines applicable to non-employee directors. Pursuant to these guidelines, non-employee directors are expected to meet share ownership targets that are determined based on their annual retainer within five years of the adoption of the guidelines. In addition, non-employee directors who join the Board after the establishment of the guidelines have five years from such date to reach their target. The share ownership target for non-employee directors is three times (3x) their annual retainer, and as of December 31, 2024, all non-employee directors are in compliance with their respective stock ownership targets.

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Executive Compensation

PROPOSAL 2

Advisory Vote to Approve the Compensation of Our Named Executive Officers

The Board of Directors unanimously recommends a vote FOR the approval of this resolution.	>>

Overview

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), this proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This is commonly known, and referred to herein, as a “say-on-pay” proposal or resolution. Under Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally, each public company must submit a say-on-pay proposal to its shareholders not less frequently than once every three years. We intend to hold an advisory vote to approve the compensation of our named executive officers annually until at least the next advisory vote on the frequency of such advisory say-on-pay votes, which will occur no later than our 2030 annual meeting.

As discussed under the Compensation Discussion and Analysis (“CD&A”) below, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We believe that the compensation program for our named executive officers was instrumental in helping us achieve strong strategic and financial performance in 2024.

We are asking our shareholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Vericel’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

We are asking shareholders to indicate their support for our named executive officers’ compensation as described in this Proxy Statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this Proxy Statement pursuant to Item 402 of Regulation S-K.

Vote Required

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on Vericel, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and intend to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on this Proposal 2. If you sign and submit your proxy card without marking your voting instructions with respect to this proposal, your shares will be voted “FOR” Proposal 2.

We believe that our compensation program for our named executive officers is in the best interests of Vericel and the Company’s shareholders.

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Vericel’s Executive Officers

Dominick Colangelo

President and Chief Executive Officer

Dominick Colangelo, age 61, joined Vericel in 2013 and possesses more than three decades of executive management and corporate development experience in the biopharmaceutical industry, including nearly a decade with Eli Lilly and Company. During his career, he has held a variety of executive positions of increasing responsibility in product development, pharmaceutical operations, sales and marketing, and corporate development. He has extensive experience in the acquisition, development, and commercialization of products across a variety of therapeutic areas. During his tenure at Eli Lilly and Company, Mr. Colangelo held positions as Director of Strategy and Business Development for Lilly’s Diabetes Product Group and also served as a founding Managing Director of Lilly Ventures. Mr. Colangelo received his B.S.B.A. in Accounting, Magna Cum Laude, from the State University of New York at Buffalo and a J.D. degree, with Honors, from the Duke University School of Law.

Joe Mara

Chief Financial Officer

Joe Mara, age 50, joined Vericel in January 2021 and has more than 25 years of financial, strategic and operational experience, including more than 14 years of experience in the biotech industry. Prior to joining Vericel, Mr. Mara served as Vice President, Finance and Head of Investor Relations at Biogen Inc. While at Biogen, Mr. Mara held several finance leadership roles, including Vice President, Global Financial Planning and Analysis and Strategic Corporate Finance and Vice President, U.S. Finance and Operations. Mr. Mara worked across the entire Biogen organization in roles of increasing responsibility within Finance, including R&D, Corporate Finance, Corporate Strategy and Commercial operations, supporting company strategy, business development and several commercial launches. Prior to joining Biogen, Mr. Mara held finance and strategy roles in the financial services and technology industries, including at Thomson Reuters Corporation and Fidelity Investments. Mr. Mara earned a B.A. degree in Economics and International Studies from Northwestern University and an M.B.A. from the Sloan School of Management at M.I.T.

Michael Halpin

Chief Operating Officer

Michael Halpin, age 63, joined Vericel in April of 2017 and possesses more than three decades of regulatory, quality assurance, and clinical research experience with a variety of medical device, combination product, small molecule, biologic, and advanced therapy technologies. Prior to joining Vericel, Mr. Halpin was with Sanofi and Genzyme Corporation, most recently as Vice President, North American region regulatory head with responsibility for Sanofi Genzyme’s rare disease, immuno-inflammatory, multiple sclerosis and other business unit products. Mr. Halpin has also served as Vice President, Regulatory Affairs for Genzyme’s biosurgery division, with regulatory oversight of all biosurgery and cell and gene therapy products, including Epicel, and MACI. Prior to Genzyme, Mr. Halpin held a number of regulatory, quality, and clinical affairs positions at several medical device companies, including Abbott/MediSense, C.R. Bard, and Abiomed, Inc. Mr. Halpin received his master’s degree in biomedical engineering and bachelor’s degree in biochemistry from the University of Virginia.

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Sean Flynn

Chief Legal Officer

Sean Flynn, age 51, joined Vericel in 2019 and has served as corporate and litigation counsel for nearly 25 years in both the public and private sectors. Prior to joining Vericel, Mr. Flynn held the position of Vice President and General Counsel of Verastem, Inc. where he was responsible for all legal matters across the organization. Mr. Flynn also served as Associate General Counsel and Chief Compliance Officer for Abiomed, Inc. during a period of rapid revenue and market growth. In that capacity, Mr. Flynn handled a wide variety of business and legal matters for the organization, while maintaining responsibility for the compliance readiness of the company on a global scale. Prior to joining Abiomed, Mr. Flynn served for seven years as a federal prosecutor with the Offices of the United States Attorney for the Eastern District of California and the Eastern District of New York. Mr. Flynn began his legal career as a litigator with Bingham McCutchen LLP, after clerking for the Honorable Ruggero J. Aldisert, Senior Circuit Judge, United States Court of Appeals for the Third Circuit, and after receiving his Juris Doctor, cum laude, from Vermont Law School. Prior to beginning his legal career, Mr. Flynn served as an Air Defense Artillery Officer in the United States Army, having graduated from the United States Military Academy at West Point in 1995.

Dr. Jonathan Hopper

Chief Medical Officer

Jonathan Hopper, age 62, is a seasoned industry executive with previous experience as a surgeon and government regulator. He qualified in medicine in the United Kingdom in 1987 and trained as an orthopedic and trauma surgeon, gaining additional clinical experience in Accident and Emergency, Sports Medicine and Trauma Intensive Care. Dr. Hopper became a Fellow of the Royal College of Surgeons of Edinburgh in 1992. In 1997, he joined the UK’s Senior Civil Service as a senior medical officer at the UK’s Department of Health, regulating medical device manufacturers and advising senior government officials and Ministers of State. Dr. Hopper attained the degree M.B.A. (Health Executive) from the University of Keele in 2003. In 2006, Dr. Hopper joined the medical device industry and moved to the United States in 2009. He has held various Global Medical Affairs and Clinical Development Executive roles for ConvaTec, Stryker, Osiris Therapeutics and Ferring Pharmaceuticals. Dr. Hopper joined Vericel in August 2018 and leads the Clinical Development, Pharmacovigilance and Medical Affairs functions.

Karen Mahoney

Chief Human Resources Officer

Karen Mahoney, age 53, joined Vericel in 2024 with more than 20 years of experience across the life sciences and medical device sectors, most recently serving as Chief Human Resources Officer for Abiomed, Inc., a global medical device company that was acquired by Johnson & Johnson in December 2022. While at Abiomed, Karen led all aspects of HR strategy and operations, driving talent selection, leadership development and contributing to strong business performance across the company. Following the acquisition, Karen served as a key member of the integration team overseeing the transition of all HR-related programs into Johnson & Johnson. Prior to Abiomed, Karen held roles of increasing responsibility at PerkinElmer, culminating with her position as Global Talent Leader. She earned a B.A. in Marketing from Assumption College and her M.B.A from Suffolk University.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors, which is comprised solely of independent directors as defined by Nasdaq and non-employee directors as defined by Rule 16b-3 of the Exchange Act, has been delegated the authority and responsibility to review and determine (and in the case of our Chief Executive Officer, Mr. Colangelo, recommend for approval by the Board of Directors) the compensation packages of our executive officers. Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in the “Committees of the Board -- Compensation Committee” section of this Proxy Statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

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This CD&A focuses on the compensation for our CEO, our Principal Financial Officer, and our four other most highly compensated executive officers. Collectively, these officers are referred to as the named executive officers or NEOs. Our NEOs for 2024 are:

Dominick Colangelo
Joe Mara
Michael Halpin
Sean Flynn
Jonathan Hopper
Karen Mahoney

Executive Summary

Executive Compensation Objectives and Philosophy

The objectives of our executive compensation program are to attract, retain and motivate talented executives who are critical for the continued growth and success of Vericel and to align the interests of these executives with those of our shareholders. As such, our executive compensation program seeks to focus our leadership team on those key metrics that are critical drivers for executing on the Company’s strategy and achieving long-term sustainable growth. We foster a pay-for-performance culture by setting metrics in our incentive compensation plans that reflect our business plan, the operating framework for achieving it and the goals we communicate to investors. We set target performance levels that are challenging but achievable and are aligned with our strategy and our longer-term financial outlook. To this end, our compensation programs for executive officers are designed to achieve the following objectives:

Attract talented and experienced executives to join Vericel	Motivate, reward and retain executives whose knowledge, skills and performance are critical to our success	Focus executive behavior on the achievement of our corporate mission and short-term and long-term corporate objectives and strategy

Maintain a culture of “pay-for-performance”	Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success	Align the interests of management and shareholders by providing management with longer-term incentives through equity ownership

Elements of Compensation

We strive to provide an effective mix of compensation elements, including providing an appropriate balance between current and long-term compensation and between cash and equity incentive compensation. Cash payments are primarily aligned with and reward short-term performance, while equity awards encourage our named executive officers to deliver sustained strong results over multi-year performance periods, thereby encouraging strong performance, ensuring fairness among the executive management team by recognizing the contributions each executive makes to our success, supporting our talent attraction and retention objectives, and fostering alignment with investors.

Target Total Direct Compensation

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Highlights of 2024 Performance and Impact on Executive Pay

OUR STRATEGY

Vericel is a high-growth commercial-stage biopharmaceutical company, which markets two autologous cell therapy products, MACI and Epicel, and one specialty biologic product, NexoBrid, in the United States. Our objective is to become the leading developer of advanced therapies for the sports medicine and severe burn care markets. In pursuing this strategy, we seek to increase our commercial product revenue by increasing the number of surgeons implanting MACI and MACI Arthro, increasing the average number of MACI and MACI Arthro procedures each such surgeon performs, expanding the clinical indications for which the MACI and MACI Arthro procedures are approved, including seeking the potential approval of MACI to treat cartilage damage in the ankle, and optimizing the overall ease of use of MACI for surgeons through continued innovation. Additionally, we seek to increase our Burn Care revenues by expanding the number of burn centers and surgeons consistently using Epicel and NexoBrid, and achieving the long-term growth of NexoBrid in the U.S. market.

Led by its executive management team, Vericel again delivered strong results during 2024, as the Company achieved record full-year commercial revenues of $237.2 million, representing year-over-year revenue growth of at least 20% for the second consecutive year. Vericel’s MACI commercial team performed particularly well, securing record full-year MACI revenues of $197.3 million, representing 20% growth for the year. MACI’s continued upward trajectory was again driven by strong business fundamentals. During the fourth quarter of 2024, the Company experienced the highest number of MACI implants, implanting surgeons, surgeons taking MACI biopsies and biopsies as in any quarter since the launch of the product. Our MACI performance in 2024 was aided, in part, by the commercial launch of MACI Arthro during the third quarter. That launch followed the Company’s significant effort to successfully complete a human factors validation study, the results of which underpin the FDA’s 2024 approval of a supplemental Biologics License Application adding instructions for the arthroscopic delivery of MACI to the product’s approved labelling. MACI Arthro’s FDA approval is a significant advancement for the Company, and for patients and surgeons, as we believe the arthroscopic delivery of MACI will increase the ease of MACI’s use for physicians and potentially reduce both the length of the procedure as well as procedure-induced trauma, ultimately resulting in a reduction in a patient’s post-operative pain and accelerating a patient’s recovery.

For 2024, our Burn Care franchise achieved total revenues of $39.9 million, representing year-over-year growth of 22%. We were pleased to see the strong utilization of Epicel, which continues to be an important component of a burn surgeon’s armamentarium for treatment of the most severely burned patients in the United States. NexoBrid completed its first full year since its commercial launch during the fourth quarter of 2023, and the Burn Care commercial team made significant strides in ensuring the product’s uptake across the country, with more than 50 burn centers purchasing NexoBrid during the first year of launch. NexoBrid finished the year particularly strong, with fourth quarter hospital orders increasing approximately 42% sequentially over the previous quarter. NexoBrid’s addition to our commercial portfolio significantly expands the segment of hospitalized burn patients in the U.S. that we will be targeting moving forward, and we believe that this larger share of voice in the burn care market will drive both NexoBrid uptake and increased Epicel utilization. Our medical and regulatory teams were also successful in achieving FDA approval of a pediatric indication for NexoBrid during 2024, which now allows the availability of this important product to treat children suffering from severe burns.

Ultimately, the ability of our commercial teams to execute across our product portfolio, along with continued expense management, allowed Vericel to generate approximately $53.4 million of adjusted EBITDA*, representing full-year adjusted EBITDA growth of 58%. Our Company’s strong balance sheet also saw our Gross Margin expand to 73% for the year. Importantly, the Company achieved full-year GAAP profitability in 2024, including approximately $19.8 million of net income for the fourth quarter. Ultimately, the Company’s strong financial and cash generation profile permitted Vericel to self-fund the completion of a new state-of-the-art manufacturing facility and corporate headquarters in Burlington, Massachusetts, which will support our future growth. We ended the year with $167 million in cash, restricted cash, and investments and no debt.

*	For more information concerning Vericel’s presentation of non-GAAP measures, including a reconciliation of reported net income (GAAP) to adjusted EBITDA (non-GAAP), please refer to the Company’s discussion of “GAAP versus non-GAAP Measures”, on pages 86-87 of this Proxy Statement.

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Consideration of Say-On-Pay Vote

There was strong support at the 2024, 2023 and 2022 annual meetings for the compensation program provided to Vericel’s named executive officers, with more than 95%, 92% and 86% of votes cast in favor, respectively. In light of the recent strong support for our executive compensation program reflected by the results of these “say-on-pay” proposals, the Compensation Committee maintained the same general structure and approach to Vericel’s executive compensation program for 2024. Although the results of the say-on-pay proposal are not binding, our Board and Compensation Committee value the input of our shareholders and intend to continue to consider the outcome of say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Executive Compensation Best Practices

What We Do

Pay with performance alignment
Support value creation by balancing short-and long-term incentive compensation programs and goals
Retain an independent compensation consultant
Provide shareholders with an annual say-on-pay vote
Conduct competitive benchmarking of executive pay
Maintain robust stock ownership guidelines
Maintain enhanced Clawback Policy
Engage with shareholders and consider engagement and consideration of shareholder input on executive pay practices

What We Don’t Do

No excessive perquisites
No tax gross-ups on executive perquisites or on executive severance or change in control benefits
No single-trigger change in control benefits
No hedging or pledging
No supplemental company-paid retirement benefits
No “evergreen” replenishment of shares
No dividends or dividend equivalents on unearned equity awards
No stock option repricing without prior shareholder approval

Procedures for Determining Compensation

Roles of Compensation Committee, Management and Compensation Consultant

The Compensation Committee performs a review of compensation for our executive officers annually. As part of this review, the Compensation Committee takes into consideration its understanding of external market data, which is primarily based on compensation practices of comparable companies (based on size and stage of development). Periodically, the Compensation Committee engages FW Cook, an independent consultant, to perform an analysis of the current compensation program. In late 2022, the Compensation Committee engaged FW Cook to perform an independent review of the compensation program for our executive officers to assist with setting 2023 and 2024 compensation. FW Cook reports directly to the Compensation Committee. Other than the work it performs for the Compensation Committee, FW Cook does not provide any consulting services to Vericel or its executive officers. Our Compensation Committee performs an annual assessment of the independence of its compensation advisers. Our Compensation Committee has determined that FW Cook is independent and that their work has not raised any conflict of interests.

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Generally, our Compensation Committee reviews and approves compensation arrangements for executive officers in the first quarter of each year and in connection with the hiring of new executives. Other than with respect to the compensation of our Chief Executive Officer, our Compensation Committee also takes into consideration the recommendations for executive compensation made by our Chief Executive Officer, whose recommendations are generally presented at the time of our Compensation Committee’s review of executive compensation arrangements.

The compensation decisions made at the beginning of 2024 occurred in the context of sustained long-term performance, evidenced by our 5% three-year compound annual total shareholder return through December 31, 2023 which was in the 88th percentile of our compensation peer group. In 2023, our stock price increased by 42%.

Peer Group

As part of its engagement, FW Cook analyzed compensation data relating to our peer group companies as approved by the Compensation Committee with input and guidance from FW Cook. The compensation analysis was performed in late 2022 and early 2023 and informed the 2024 compensation program. The peer group companies were reviewed in fall 2022 and consisted of 16 publicly-traded companies in the biotechnology/pharmaceutical, health care equipment & supplies, and life sciences tools & services industries, which had a median market capitalization of $1.57 billion on September 30, 2022 (comparable to our $1.1 billion market capitalization at that time), and the majority of which either have commercial operations or an FDA-approved product. All peers had September 30, 2022 market capitalization in a range of 0.3 to 3.1 times our market capitalization at that time. The peer group companies that informed 2024 executive officer compensation decisions are outlined below.

2024 PEER GROUP

Agenus, Inc.	Corcept Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	Cryoport, Inc.
Amicus Therapeutics, Inc.	Glaukos Corporation
Anika Therapeutics, Inc.	Ironwood Pharmaceuticals, Inc.
Artivion, Inc.	PTC Therapeutics, Inc.
AtriCure, Inc.	STAAR Surgical Company
AxoGen, Inc.	Supernus Pharmaceuticals, Inc.
Cardiovascular Systems, Inc.	Vanda Pharmaceuticals, Inc.

Components of 2024 Compensation

The primary components of our executive officer compensation program are: (i) annual base salary; (ii) annual incentive compensation, which is based on the achievement of specified Company goals; and (iii) long-term equity incentive compensation in the form of periodic stock option and RSU grants, with the objective of aligning the executive officers’ long-term interests with those of our shareholders.

In establishing overall executive compensation levels and making specific compensation decisions for the executives in 2024, the Compensation Committee considered several criteria, including each executive’s position, prior compensation levels, scope of responsibilities, prior and current period performance, attainment of individual and overall Company performance objectives, and external market data. In addition, the Compensation Committee considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at Vericel’s 2023 annual meeting, which had a 92% support rate.

The Compensation Committee also reviews the allocation of compensation components regularly to help ensure alignment with strategic and operating goals, competitive market practices and legislative changes. The Compensation Committee does not apply a specific formula to determine the allocation between cash and non-cash forms of compensation.

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2024 Base Salary

We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries are established, in part, based on the individual experience, skills and expected contributions of our executives and our executives’ performance during the prior year, with market data considered as context. The Compensation Committee reviews base salaries for our executive officers annually. We may also change the base salary of an executive officer at other times due to market conditions or if a change in the scope of the officer’s responsibilities justifies such adjustment.

In February 2024, our Compensation Committee approved base salary increases for each of our named executive officers serving at that time, based upon various factors, including a review of individual performance during 2023 and a comparison of cash compensation versus peer group data. Salary adjustments were focused on providing cash compensation in a competitive range relative to market benchmarks, also taking into account each executive’s tenure and performance. The table below sets forth the adjustments to base salaries for each of our named executive officers:

	Base Salary Adjustments
Name	2023 Base Salary ($)	2024 Base Salary ($)	Increase (%)
Dominick Colangelo	790,000	830,000	5.1%
Joe Mara	475,000	505,000	6.3%
Michael Halpin	505,000	535,000	5.9%
Sean Flynn	430,000	465,000	8.1%
Jonathan Hopper	440,000	475,000	8.0%
Karen Mahoney(1)	—	440,000	—%
(1)	Ms. Mahoney was appointed Vericel’s Chief Human Resources Officer, effective July 22, 2024.

Annual Non-Equity Incentive Compensation

We maintain an annual incentive program (or “AIP”) that is designed to drive annual performance against important strategic, operational and financial aspects of our organization. We believe the AIP focuses management on advancing our overall corporate strategy and furthering both the short-and long-term growth of the Company. Each executive officer has a target cash incentive amount that is set as a percentage of base salary, based upon consideration of potential contribution, level and market data.

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2024 Performance Metrics

The determination of annual incentives for our executives in 2024 was tied to achieving our financial targets, advancing our commercial and development stage products and accomplishing operational goals. In addition, a portion of annual incentive compensation was tied to a stretch upside value goal. These metrics were established by the Compensation Committee and approved by the full Board at the beginning of 2024.

	Weighting	Our Goals	Our Metrics	Achievement
Commercial and Financial Performance Goals		Total net revenue Budget expense

•   Generate total net product revenues of at least $247.6 million

•   Achieve budget expense of $190.8 million (excluding depreciation, amortization and stock-based compensation, and unusual one-time expenses or changes in accounting methodology)

Product Goals		Commercial Product Goals Long-Term Brand Development Goals Product Development Goals

•   Achieve budgeted MACI surgeon engagement goals of increasing number of biopsy surgeons and MACI biopsy conversion rate; achieve MACI Arthro implant goal; achieve unique Epicel biopsy center target; and achieve goal of obtaining NexoBrid orders at target number of burn centers

•   Complete MACI, Epicel and NexoBrid long-term brand development initiatives

•   Secure FDA approval of MACI Arthro BLA supplement by September 15, 2024

Operational Goals		Manufacturing Capacity and Operational Improvement Initiatives	• Complete manufacturing facility and key manufacturing/IT efficiency improvement initiatives
Upside Value Goals		Business Development	• Execute high-quality business development transaction

No more than 200% of target may be earned under the AIP. The Compensation Committee reviewed the Company’s performance in 2024 against the corporate goals and made a determination of a 101% achievement of our corporate goals for 2024, based on the following:

1.	50% out of a target 40% was awarded for the Commercial and Financial Performance Goals. The Company achieved total net product revenues of $237.2 million during 2024. Although total revenue was slightly below target for the year, the MACI and Burn Care commercial teams’ performance enabled the Company to continue along its high growth trajectory, achieving 20% year-over-year total product revenue growth for the second consecutive year, with MACI and Burn Care growing 20% and 22%, respectively. The Company exceeded its target goal with respect to budget expense performance by a relatively wide margin, and when averaged with the Company’s revenue performance, the ultimate result is an overall achievement for the commercial and financial performance goals category above target. The Company’s continued 20% year-over-year revenue growth, coupled with its fiscal discipline, ultimately resulted in the Company generating $53.4 million of adjusted EBITDA*, expanding its adjusted EBITDA* growth for the year to 58% and growing its cash, restricted cash and investments balance to $167 million. Importantly, the Company achieved full-year GAAP profitability in 2024, including approximately $19.8 million of net income in the fourth quarter.

*	For more information concerning Vericel’s presentation of non-GAAP measures, including a reconciliation of reported net income (GAAP) to adjusted EBITDA (non-GAAP), please refer to the Company’s discussion of “GAAP versus non-GAAP Measures”, on pages 86-87 of this Proxy Statement.

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2.	39% out of a target 50% was awarded for Product Goals. The Compensation Committee awarded below the target percentage for these goals primarily as a result of the Company falling short of its MACI surgeon engagement goals and MACI Arthro implant goal. Additionally, the Company’s commercial performance fell slightly below target with respect to Epicel biopsy centers and NexoBrid ordering centers. The Company exceeded its goal focused on obtaining FDA approval for MACI Arthro by September 15, 2024. The FDA’s approval of a supplemental BLA adding instructions for the arthroscopic delivery of MACI to the product’s approved labeling followed the successful completion of a human factors validation study earlier in the year. The FDA’s approval of MACI Arthro is a significant milestone for the Company, and an important advancement for patients and surgeons, as we believe the arthroscopic delivery of MACI will increase the ease of MACI’s use for physicians and may reduce both the length of the procedure as well as procedure-induced trauma, ultimately resulting in a reduction in a patient’s post-operative pain and accelerating a patient’s recovery. The Company additionally obtained FDA approval of a pediatric indication for NexoBrid, permitting burn surgeons to use the product to treat children suffering from severe burns. The Company also achieved its goal with respect to the advancement of its MACI Ankle development plan, and the Company now expects to initiate a MACI Ankle clinical study in 2025. Overall, when considering the Company’s achievements in advancing its pipeline along with its performance towards achieving is commercial product goals, the Compensation Committee awarded below the target percentage.
3.	12% out of a target 10% was awarded for the Operational Goals. The Compensation Committee awarded slightly above the target level for these goals as a result of the Company meeting or exceeding each of its budgeted goals relating to: material and vendor cost savings; the advancement of plans to occupy the Company’s new manufacturing facility and to secure FDA qualification of that facility; and various IT improvement initiatives.
4.	0% out of a maximum 15% was awarded for the Upside Goal. During 2024, the Company chose not to execute any business development transactions.

The Compensation Committee made no adjustments to the goals or the manner in which they were scored to account for external events.

The table below shows the target award under the 2024 AIP as a percentage of each named executive officer’s annual base salary in 2024, the target cash award opportunity in dollars for 2024, and the actual cash bonus payments and percent of award opportunity paid to our named executive officers for 2024 performance.

	2024 Annual Incentive Program
Name	2024 Target Award (% of Base Salary)	2024 Target Award Opportunity ($)	2024 Actual Bonus Payment ($)	2024 Actual Bonus Payment (% of Target Award Opportunity)
Dominick Colangelo	85%	705,500	712,600	101%
Joe Mara	50%	252,500	255,000	101%
Michael Halpin	50%	267,500	270,200	101%
Sean Flynn	45%	209,250	211,300	101%
Jonathan Hopper	45%	213,750	215,900	101%
Karen Mahoney(1)	45%	87,879	88,800	101%
(1)	Ms. Mahoney was appointed Vericel’s Chief Human Resources Officer, effective July 22, 2024. Ms. Mahoney’s 2024 target and actual bonus were prorated pursuant to Vericel’s standard procedures to reflect the period of time that she was employed by the Company during 2024.

Equity Incentive Compensation

Equity incentive compensation aligns executives with shareholders and allows them to share in any appreciation in the value of our common stock. In 2024, the Compensation Committee awarded stock options and RSUs to our named executive officers to aid in their retention, to motivate them to achieve both near-term and long-term corporate objectives and increase share price. In determining the form and value of a grant, the Compensation Committee considers the contributions and responsibilities of each named executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, Vericel’s overall performance relative to corporate objectives, and our overall equity compensation burn rate.

Stock options and RSU awards vest over time, generally four years, subject to continued employment with Vericel over the vesting period, which promotes executive retention. All stock options have a ten-year term and an exercise price equal to the fair market value of our common stock on the date of grant, which is equal to our closing market price on such date.

Awards are made at levels calculated to be competitive within our peer group. In determining the amount of each grant, the Compensation Committee also reviews the number of shares held by the executive prior to the grant. In late 2022, the Compensation Committee engaged FW Cook to independently review the equity incentive grant practices of Vericel as compared to our peer group, and this market data was used to support compensation decisions for 2023 and 2024.

The executive equity award strategy for 2024 focused on providing a competitive number of stock options and RSUs with the majority of equity awards provided in stock options to ensure that our executives are aligned with shareholder value creation and to ensure the program pays for performance. The Compensation Committee reviewed the Company’s projected 2024 equity compensation burn rate and determined that the number of shares granted to executives would maintain the burn rate below the median of our peer group.

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On February 22, 2024, the Board of Directors granted our CEO, and the Compensation Committee granted our other named executive officers (with the exception of Ms. Mahoney), the following stock options and RSUs at a $48.31 price. Ms. Mahoney was appointed Vericel’s Chief Human Resources Officer, effective July 22, 2024. The grant date fair value of these awards is also reported in the 2024 Summary Compensation Table below.

	Option and RSU Awards Granted February 22, 2024
Name	Number of Shares Underlying Options (#)	Number of RSUs (#)	Stock Awards and Option Awards Fair Value ($)(1)	Stock Awards and Option Awards Intrinsic Value ($)(2)
Dominick Colangelo	182,500	73,000	8,680,435	3,846,005
Joe Mara	46,250	18,500	2,199,836	974,673
Michael Halpin	52,500	21,000	2,497,112	1,106,385
Sean Flynn	30,000	12,000	1,426,921	632,220
Jonathan Hopper	30,000	12,000	1,426,921	632,220
Karen Mahoney(3)	—	—	—	—
(1)	Amounts reflect the grant date fair value of the stock option awards and RSUs made to the named executive officers, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025.
(2)	Amounts reflect the intrinsic value which is calculated as the number of RSUs and stock options granted on February 22, 2024, multiplied by the proxy record date stock price of $49.56.
(3)	Ms. Mahoney was appointed Vericel’s Chief Human Resources Officer, effective July 22, 2024. Accordingly, Ms. Mahoney did not receive a February 2024 stock option or RSU grant. The stock option and RSU grants awarded to Ms. Mahoney upon the commencement of her employment in July 2024 are reflected in the Grants of Plan Based Awards table on page 60 of this Proxy Statement.

Other Compensation

Generally, benefits available to executive officers are available to all employees on similar terms and include health and welfare benefits, paid time-off, life and disability insurance and a 401(k) plan.

We provide the benefits above to attract and retain our executive officers and other employees by offering compensation that is competitive with other companies that are similar in size and stage of development. These benefits represent a relatively small portion of the total compensation of our named executive officers.

Other Items

Compensation Risk Analysis/Risk Assessment

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee, with the assistance of FW Cook, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk-taking and concluded:

•	Inclusion of significant long-term incentive compensation discourages short-term risk taking;
•	Compensation is in a market range and is not set as an outlier;
•	The mix of short and long-term compensation (base salary, annual cash incentive, equity grants) is consistent with industry norms;
•	Goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation; and
•	The prohibition on hedging or pledging of our stock discourages short-term and excessive risk taking. Furthermore, as described in this CD&A section, compensation decisions include subjective considerations to moderate the effects that formulas or objective factors might have on excessive risk taking.

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Executive Stock Ownership Guidelines

In April 2021, the Board adopted Stock Ownership Guidelines applicable to the Company’s named executive officers. Pursuant to these guidelines, named executive officers are expected to meet share ownership targets that are determined based on their annual salary, within five years of the adoption of the guidelines. In addition, named executive officers who join the Company after the establishment of the guidelines have five years from such date to reach their target. The share ownership target for the Company’s CEO is five times (5x) his or her base salary, while other named executive officers have a target of two times (2x) base salary. For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: (i) shares owned directly (shares obtained through open market purchases or acquired and held upon vesting of Company equity awards); (ii) shares owned indirectly (shares owned jointly or separately by the individual’s spouse and shares held in trust for the benefit of the named executive officer, the named executive officer’s spouse and/or children); (iii) shares or units represented by amounts invested in a Company sponsored employee stock purchase plan, 401(k) plan or deferred compensation plan; and (iv) unvested awards of time-based RSUs. Unexercised stock options are not included when determining compliance with the required stock ownership levels. As of December 31, 2024, all of our named executive officers were in compliance with their respective stock ownership targets.

Clawback Policy

We maintain a robust Policy for Recoupment of Erroneously Awarded Incentive Compensation or “Clawback” Policy covering each of our executive officers (including our named executive officers). In June 2023, the SEC approved the Nasdaq’s proposed listing rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Rule 10D-1 of the Exchange Act, which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. Effective October 2, 2023, we amended and restated our previous clawback policy to reflect these requirements. The Clawback Policy requires the prompt recovery of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Incentive-based compensation potentially subject to recovery under the Clawback Policy is, in general, limited to any compensation granted, earned, or vested based wholly or in part on the attainment of one or more financial reporting measures (whether cash or equity-based).

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale and/or other dispositions of our securities by directors, officers and employees, as well as the Company, that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards applicable to us. Among other requirements, the Company’s insider trading policy prohibits individuals from engaging in transactions involving the common stock of Vericel Corporation while such individuals are in possession of material, nonpublic information about the Company. The insider trading policy also prohibits individuals from disclosing material, nonpublic information about the Company to others who may trade on the basis on that information. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K and posted to our website at investors.vcel.com/corporate-governance.

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Policies and Practices for Granting Certain Equity Awards

We have adopted an Equity Awards Grant Policy, which establishes the process by which we grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, performance-based equity awards and dividend equivalent rights (collectively “Equity Awards”) to an officer or employee of the Company pursuant to the provisions of our 2022 Plan or any other equity compensation plan of the Company that the Board determines to be subject to such policy (collectively, with the 2022 Plan, the “Plans”). Although the Plans may permit the granting of Equity Awards at any time, the Company will generally grant Equity Awards on a regularly scheduled basis. Grants of Equity Awards made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made, if at all, on a monthly basis and become effective on the 15th day of the month following the date on which the employee’s employment begins or promotion occurs.

Grants of Equity Awards to existing employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis. It is the intention of the Board and the Compensation Committee to consider and approve any such grants requiring Board or Compensation Committee approval at a meeting of the Board or Compensation Committee, which meeting will be established in advance with notice to the Board or the Compensation Committee, as appropriate. Any such annual grant will be effective upon the date set by the Board or the Compensation Committee, as appropriate, which date shall generally be no later than seven (7) calendar days from the date such grant is approved by the Board, the Compensation Committee or its delegate, or such later date specified in such approval. The Company’s current practice is to grant annual awards to employees at generally the same time each calendar year.

With the exception of grants awarded upon their appointment to the Board, grants of Equity Awards to the Company’s non-employee directors occur annually on the date of the Corporation’s annual meeting of shareholders.

Notwithstanding the foregoing, the Compensation Committee or the Board may approve an Equity Award grant or modification by unanimous consent in writing or by electronic transmission. Any such consent in writing or by electronic transmission will be effective as of the latest date it is signed or transmitted, respectively, and, therefore, the effective date of grant or modification may not be prior to such latest date.

The Compensation Committee and the Board do not take into account material non-public information when determining the timing or terms of Equity Awards and it is the Company’s policy to not purposely accelerate or delay the public release of material non-public information in consideration of a pending Equity Award in order to allow the grantee to benefit from a more favorable stock price. During fiscal year 2024, the Company did not grant Equity Awards to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE MEMBERS:
Alan Rubino, Chairman
Heidi Hagen
Paul Wotton, Ph.D.

This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2024, Mr. Rubino, Ms. Hagen and Dr. Steven Gilman served as the members of our Compensation Committee. Dr. Wotton replaced Dr. Gilman as a member of the Compensation Committee in March 2025. None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries. During the last year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee; (2) a director of another entity, one of whose executive officers served on the compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

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Executive Compensation Tables

Summary Compensation Table

The following table summarizes all compensation earned by or paid to Dominick Colangelo, our President and Chief Executive Officer, effective March 1, 2013; Joe Mara, our Chief Financial Officer, effective January 25, 2021; Michael Halpin, our Chief Operating Officer, effective June 15, 2019; Sean Flynn, our Chief Legal Officer, effective November 4, 2019; Jonathan Hopper, our Chief Medical Officer, effective August 20, 2018; and Karen Mahoney, our Chief Human Resources Officer, effective July 22, 2024 (the “named executive officers”) during the fiscal years indicated.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Dominick Colangelo	2024	830,000		3,526,630	5,153,805	712,600	14,490	(5)	10,237,525
President and CEO	2023	790,000		2,176,860	3,336,223	738,700	14,639		7,056,422
	2022	760,000		1,633,320	5,655,283	646,000	13,764		8,708,367
Joe Mara	2024	505,000		893,735	1,306,101	255,000	14,166	(6)	2,974,002
Chief Financial Officer	2023	475,000		551,670	845,481	261,300	14,314		2,147,765
	2022	440,000		384,528	1,331,353	220,000	13,439		2,389,320
Michael Halpin	2024	535,000		1,014,510	1,482,602	270,200	13,974	(7)	3,316,286
Chief Operating Officer	2023	505,000		626,220	959,735	277,800	14,113		2,382,869
	2022	470,000		533,970	1,848,843	235,000	13,238		3,101,051
Sean Flynn	2024	465,000		579,720	847,201	211,300	13,974	(8)	2,117,195
Chief Legal Officer	2023	430,000		357,840	548,420	212,900	14,113		1,563,273
	2022	400,000		324,570	1,123,806	180,000	13,238		2,041,615
Jonathan Hopper	2024	475,000	(11)	579,720	847,201	215,900	14,226	(9)	2,132,047
Chief Medical Officer	2023	440,000		357,840	548,420	217,800	14,365		1,578,425
	2022	415,000		324,570	1,123,806	186,750	13,490		2,063,617
Karen Mahoney(12)	2024	186,154		541,590	2,156,333	88,800	5,868	(10)	2,978,745
Chief Human Resources Officer
(1)	Amounts reflect the grant date fair value of awards of time-based RSUs made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025.
(2)	Amounts reflect the grant date fair value of the stock option awards made to the named executive officers in the year indicated, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025.
(3)	Amounts reported in this column represent annual cash incentive bonuses, which were awarded based on achievement of corporate performance goals for the year indicated. The 2024 cash incentive bonus determinations are described in more detail above under the heading “Annual Non-Equity Incentive Compensation.”
(4)	Amounts reported in the “All Other Compensation” column include Vericel’s contributions to its 401(k) Plan and life insurance premiums, as detailed in footnotes 5, 6, 7, 8, 9 and 10. None of the named executive officers received perquisites having an aggregate value of $10,000 or more in the fiscal years ended December 31, 2024, 2023, or 2022.
(5)	This amount includes Vericel’s contributions of $11,550 made to Mr. Colangelo’s 401(k) Plan and payments of $2,940 for life insurance premiums.
(6)	This amount includes Vericel’s contributions of $11,550 made to Mr. Mara’s 401(k) Plan and payments of $2,616 for life insurance premiums.
(7)	This amount includes Vericel’s contributions of $11,550 made to Mr. Halpin’s 401(k) Plan and payments of $2,424 for life insurance premiums.
(8)	This amount includes Vericel’s contributions of $11,550 made to Mr. Flynn’s 401(k) Plan and payments of $2,424 for life insurance premiums.
(9)	This amount includes Vericel’s contributions of $11,550 made to Dr. Hopper’s 401(k) Plan and payments of $2,676 for life insurance premiums.
(10)	This amount includes Vericel’s contributions of $4,738 made to Ms. Mahoney’s 401(k) Plan and payments of $1,130 for life insurance premiums.
(11)	Dr. Hopper deferred $46,040 of his salary pursuant to the Company’s Deferred Compensation Plan.
(12)	Ms. Mahoney was appointed Vericel’s Chief Human Resources Officer, effective July 22, 2024. Accordingly, her Base Salary reflects the period of time she was employed by the Company during 2024. Similarly, Ms. Mahoney’s 2024 target and actual bonus were prorated pursuant to Vericel’s standard procedures to reflect the period of time that she was employed by the Company during 2024.

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Grants of Plan-Based Awards

The following table presents information on all grants of plan-based awards made in the fiscal year ended December 31, 2024 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Target ($)	Maximum ($)
Dominick Colangelo	—	705,500	1,425,200	—	—	—	—
	2/22/2024	—	—	73,000	—	—	3,526,630
	2/22/2024	—	—	—	182,500	48.31	5,153,805
Joe Mara	—	252,500	510,000	—	—	—	—
	2/22/2024	—	—	18,500	—	—	893,735
	2/22/2024	—	—	—	46,250	48.31	1,306,101
Michael Halpin	—	267,500	540,400	—	—	—	—
	2/22/2024	—	—	21,000	—	—	1,014,510
	2/22/2024	—	—	—	52,500	48.31	1,482,602
Sean Flynn	—	209,250	422,600	—	—	—	—
	2/22/2024	—	—	12,000	—	—	579,720
	2/22/2024	—	—	—	30,000	48.31	847,201
Jonathan Hopper	—	213,750	431,800	—	—	—	—
	2/22/2024	—	—	12,000	—	—	579,720
	2/22/2024	—	—	—	30,000	48.31	847,201
Karen Mahoney(3)	—	87,879	177,600	—	—	—	—
	7/22/2024	—	—	10,500	—	—	541,590
	7/22/2024	—	—	—	75,000	51.58	2,156,333
(1)	Non-equity incentive plan awards consist of performance-based cash bonuses earned based on achievement of pre-determined performance criteria during fiscal year 2024. There is no threshold payout amount under the non-equity incentive plan. The 2024 cash incentive bonus determinations are described in more detail above under the heading “Annual Non-Equity Incentive Compensation.”
(2)	This reflects the grant date fair value of option and RSU awards granted to our named executive officers during the year ended December 31, 2024, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025.
(3)	Ms. Mahoney was appointed Vericel’s Chief Human Resources Officer, effective July 22, 2024. Upon her appointment, the Compensation Committee awarded Ms. Mahoney an initial grant of stock options and RSUs in the amounts reflected above. Further, Ms. Mahoney’s 2024 target and actual bonus were prorated pursuant to Vericel’s standard procedures to reflect the period of time that she was employed by the Company during 2024.

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Outstanding Equity Awards at Fiscal Year End

The table below reflects all outstanding equity awards held by each of the named executive officers as of December 31, 2024. We currently grant stock-based awards pursuant to our 2022 Plan and have outstanding awards under our Amended and Restated 2019 Omnibus Incentive Plan (the “2019 Plan”), 2017 Omnibus Incentive Plan (the “2017 Plan”) and our Second Amended and Restated 2009 Omnibus Incentive Plan (the “2009 Plan”).

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Dominick Colangelo	2/9/2016		53,183	—	1.95	2/9/2026	—	—
	2/8/2017		49,700	—	2.75	2/8/2027	—	—
	5/22/2017	(4)	28,125	—	2.65	5/22/2027	—	—
	2/7/2018		279,307	—	7.20	2/7/2028	—	—
	2/6/2019		303,998	—	16.66	2/6/2029	—	—
	2/11/2020		219,445	—	18.00	2/11/2030	—	—
	2/19/2021		281,250	18,750	51.40	2/19/2031	8,938	490,786
	2/18/2022		187,687	85,313	34.90	2/18/2032	23,400	1,284,894
	2/17/2023		79,843	102,657	29.82	2/17/2033	54,750	3,006,323
	2/22/2024		34,218	148,282	48.31	2/22/2034	73,000	4,008,430
Joe Mara	1/25/2021	(5)	150,000	10,000	43.63	1/25/2031	—	—
	2/18/2022		44,184	20,085	34.90	2/18/2032	5,509	302,499
	2/17/2023		20,234	26,016	29.82	2/17/2033	13,875	761,876
	2/22/2024		8,671	37,579	48.31	2/22/2034	18,500	1,015,835
Michael Halpin	2/6/2019		76,250	—	16.66	2/6/2029	—	—
	2/11/2020		105,000	—	18.00	2/11/2030	—	—
	2/19/2021		93,750	6,250	51.40	2/19/2031	2,813	154,462
	2/18/2022		61,359	27,891	34.90	2/18/2032	7,650	420,062
	2/17/2023		22,968	29,532	29.82	2/17/2033	15,750	864,833
	2/22/2024		9,843	42,657	48.31	2/22/2034	21,000	1,153,110
Sean Flynn	11/4/2019	(5)	100,000	—	16.25	11/4/2029	—	—
	2/19/2021		56,250	3,750	51.40	2/19/2031	1,750	96,093
	2/18/2022		37,296	16,954	34.90	2/18/2032	4,650	255,332
	2/17/2023		13,125	16,875	29.82	2/17/2033	9,000	494,190
	2/22/2024		5,625	24,375	48.31	2/22/2034	12,000	658,920
Jonathan Hopper	8/20/2018	(5)	12,604	—	10.95	8/20/2028	—	—
	2/6/2019		6,000	—	16.66	2/6/2029	—	—
	2/11/2020		38,750	—	18.00	2/11/2030	—	—
	2/19/2021		56,250	3,750	51.40	2/19/2031	1,750	96,093
	2/18/2022		37,296	16,954	34.90	2/18/2032	4,650	255,332
	2/17/2023		13,125	16,875	29.82	2/17/2033	9,000	494,190
	2/22/2024		5,625	24,375	48.31	2/22/2034	12,000	658,920
Karen Mahoney	7/22/2024	(5)	—	75,000	51.58	7/22/2034	10,500	576,555
(1)	Unless otherwise noted, options vest over a period of four years, with 6.25% vesting each quarter following the grant date.
(2)	RSUs vest over four years with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal annual installments thereafter.
(3)	Based on a price of $54.91 per share, which was the closing price per share of our common stock as reported by the Nasdaq Global Market on December 31, 2024.
(4)	This option vested over a period of four years, with 6.25% vesting each quarter following February 8, 2017.
(5)	This option vests over a period of four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter.

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Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of options by our named executive officers as well as the vesting of RSUs during the year ended December 31, 2024. None of our named executive officers held equity awards other than stock options and RSUs that were exercised or vested during the year ended December 31, 2024.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Dominick Colangelo	408,897	17,327,734	(4)	46,387	2,264,090
Joe Mara	—	—		7,380	363,096
Michael Halpin	5,195	221,035		15,387	748,570
Sean Flynn	30,000	971,882		7,075	348,090
Jonathan Hopper	30,000	1,199,802		8,700	424,108
Karen Mahoney	—	—		—	—
(1)	Value realized on exercise of stock option awards does not represent proceeds from any sale of any common stock acquired upon exercise but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of a share of our common stock on the Nasdaq Global Market on the date of exercise.
(2)	This represents total RSUs that vested for the named executive officer. A portion of these shares were withheld to cover the tax liability of the vesting and the amounts reported do not represent the total shares received by the employee.
(3)	Value realized on vesting of RSUs is determined by multiplying the number of shares vested by the closing price of a share of our common stock on the Nasdaq Global Market on the date of vesting.
(4)	Mr. Colangelo acquired 408,897 shares during the year ended December 31, 2024 as the result of the exercise of stock options. Of that total, 383,452 shares relate to a stock option award granted to Mr. Colangelo on January 5, 2015, which would have otherwise expired and become forfeitable on January 5, 2025.

Non-qualified Deferred Compensation

On May 3, 2023, the Board approved and adopted the Deferred Compensation Plan which is a non-qualified deferred compensation plan that is intended to comply with Section 409A of the Code. Participation in the Plan is limited to non-employee directors and, as determined by the Compensation Committee in its sole discretion, a select group of management or highly compensated employees of the Company, including our executive officers. Pursuant to the Deferred Compensation Plan, a participant may elect to defer up to 100% of his or her annual base salary, annual bonus and/or cash director fees, as applicable. In addition, a participant may elect to defer up to 100% of each of his or her RSU grants under the Company’s 2022 Plan. The Company may also be required, in accordance with employment or other agreements, to contribute amounts to a participant’s Deferred Compensation Plan account. The Deferred Compensation Plan also permits, but does not require, the Company to make discretionary contributions to participants’ Deferred Compensation Plan accounts. Any RSUs deferred under the Deferred Compensation Plan are reflected on the books of the Company as an unfunded, unsecured promise to deliver to the participant a specific number of actual shares of common stock in the future at the time the RSU would otherwise vest and become transferable to the participant under the terms of the 2022 Plan. All other deferrals under the Deferred Compensation Plan are paid in cash to the participants. Participants’ deferrals of cash compensation are 100% vested at all times. All unvested contributions to a participant’s account from the Company, if any, become 100% vested in the event of a change in control (as defined in the Deferred Compensation Plan) or upon a participant’s death or disability. Each participant’s deferred compensation account is deemed invested in investments selected by the participant from a list of measurement funds selected by the Compensation Committee. Distributions are made in a lump sum or annual installment payments as elected by the participant in accordance with the Deferred Compensation Plan’s terms and conditions. Obligations of the Company under the Deferred Compensation Plan represent at all times an unfunded and unsecured promise to pay money in the future. Each participant in the Deferred Compensation Plan is an unsecured general creditor of the Company with respect to deferred compensation obligations. Any amounts set aside to defray the liabilities assumed by the Company will remain the general, unpledged unrestricted assets of the Company.

Nonqualified Deferred Compensation Table

The following table presents information regarding our Deferred Compensation Plan as of December 31, 2024. No withdrawals or distributions from the Deferred Compensation Plan were made in 2024.

Name	DCP Contributions in Last Fiscal Year ($)		Vericel Contributions in Last Fiscal Year ($)	Aggregate Earnings at fiscal Year-end ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year-End ($)(1)
Jonathan Hopper	46,040	(1)(2)	—	6,794	—	78,218
(1)	$24,260 of this contribution relates to Mr. Hopper’s deferred base salary that was contributed to the Deferred Compensation Plan. The amount is reflected in the “salary” column of the 2024 Summary Compensation Table.
(2)	$21,780 of this contribution relates to Mr. Hopper’s annual cash bonus deferred and contributed to the Deferred Compensation Plan. The payout was reflected in the Non-Equity Incentive Plan Compensation column of the 2024 Summary Compensation Table.

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Pension Benefits

We do not offer any defined benefit pension plans or arrangements.

Employment Contracts, including Termination of Employment and Change in Control Arrangements

We entered into employment agreements with our currently serving named executive officers on the following dates: July 25, 2024 for Ms. Mahoney, January 25, 2021 for Mr. Mara, November 4, 2019 for Mr. Flynn, August 20, 2018 for Dr. Hopper, September 14, 2017 (as amended on June 3, 2019) for Mr. Halpin, and March 1, 2013 (as amended on September 14, 2017) for Mr. Colangelo (each, an “Employment Agreement” and together, the “Employment Agreements”). Each Employment Agreement provides for specified payments and benefits in connection with a termination of employment by us without Cause or a resignation by the named executive officer for Good Reason (as such terms are defined in the Employment Agreements). Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers, rather than negotiating severance at the time that a named executive officer’s employment terminates. We have also determined that accelerated vesting provisions with respect to equity awards in connection with a qualifying termination are appropriate because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally.

In the event of a termination of a named executive officer’s employment with Vericel without Cause or by the named executive officer for Good Reason (as such terms are defined in the Employment Agreements), Vericel shall pay the named executive officer an amount equal to twelve months of the named executive officer’s then-current base salary in equal installments over the 12-month period beginning within sixty days following the date of termination of the named executive officer’s employment. All of Mr. Colangelo’s time-based equity awards that would have vested during such 12-month period shall vest and become exercisable or nonforfeitable upon the date of termination. If the named executive officer was participating in Vericel’s group health plan immediately prior to the date of termination and elects COBRA coverage, Vericel shall pay the named executive officer a monthly cash payment equal to the monthly employer contribution that Vericel would have made to provide health insurance to the named executive officer had he remained employed by Vericel (or, in the case of Mr. Colangelo, equal to the full monthly COBRA premium), until the earlier of twelve months following the termination or the end of the named executive officer’s COBRA health continuation period. In the event that the named executive officer breaches the restrictive covenants set forth in his Employment Agreement during the severance period, Vericel may cease severance payments to the named executive officer.

In lieu of the severance payments and benefits described above, in the event of a termination of a named executive officer’s employment by Vericel without Cause or by the named executive officer for Good Reason, in either case within eighteen months following a Change in Control (as defined in the Employment Agreements), (i) Vericel shall pay the named executive officer a lump sum amount equal to (A) the sum of the named executive officer’s then-effective base salary and target bonus for the year in which termination occurs (or, in the case of Mr. Colangelo, 1.5 times the sum of his base salary and target bonus) plus (B) a pro-rated portion of the named executive officer’s target bonus for the year of termination, (ii) if the named executive officer was participating in Vericel’s group health plan immediately prior to the date of termination and elects COBRA coverage, Vericel shall pay the named executive officer a monthly cash payment equal to the monthly employer contribution that Vericel would have made to provide health insurance to the named executive officer had he remained employed by Vericel (or, in the case of Mr. Colangelo, the full monthly COBRA premium) until the earlier of twelve months (or, in the case of Mr. Colangelo, eighteen months) following termination or the end of the named executive officer’s COBRA health continuation period, and (iii) all time-based equity awards held by the named executive officer shall immediately vest and become fully exercisable or nonforfeitable as of the date of termination. The named executive officer’s right to receive any severance payments and benefits under the applicable Employment Agreement is conditioned upon and subject to the named executive officer signing and not revoking a general release of claims.

In addition, during employment and after termination of the named executive officer’s Employment Agreement, each named executive officer has agreed to keep Vericel’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without Vericel’s written consent except as necessary in the ordinary course of performing duties for Vericel. During the term of the named executive officer’s Employment Agreement and for a period of twelve months (or, in the case of Mr. Colangelo, eighteen months) thereafter, the named executive officer has also agreed not to compete with Vericel and not to solicit employees, customers or suppliers of Vericel.

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Acceleration of Vesting Under Stock Option Plans

Generally, in the event of a Change in Control of Vericel (as defined in our 2022 Plan, 2019 Plan, 2017 Plan or 2009 Plan, as applicable), if awards under the applicable plan are not assumed, continued or substituted, awards shall vest immediately prior to the Change in Control and terminate on the day of the Change in Control. If assumed, continued or substituted and the participant’s services to Vericel are terminated by Vericel or its successor without cause within twelve months following the Change in Control, the awards shall become fully vested and exercisable and may be exercised at any time prior to the earlier of the expiration date of the award or three months following the date of termination. Additionally, upon termination of employment as a result of the participant’s death or disability (as such term is defined in Treas. Reg. Section 1.409A-3(i)(4)), awards issued to the participant under the applicable plan shall become fully vested and exercisable in the case of option awards by a person or persons legally entitled to do so at any time prior to the expiration of the award or within one (1) year, whichever, in the case of option awards, is the shorter period.

Potential Payments Upon a Termination or Change in Control

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination occurred on December 31, 2024, and using the salary in effect on such date.

Name	Benefit	Termination w/o Cause or for Good Reason other than in connection with a Change-in-Control ($)		Termination w/o Cause or for Good Reason in connection with a Change-in-Control ($)		Termination as a Result of Death or Disability $
Dominick Colangelo	Severance Pay	830,000		3,026,500		—
	Health Care Benefits	29,757		44,635		—
	Equity Award Acceleration	6,065,685	(1)	14,117,684	(2)	14,117,684	(3)
	Total	6,925,442		17,188,819		14,117,684
Joe Mara	Severance Pay	505,000		1,015,000		—
	Health Care Benefits	29,757		29,757		—
	Equity Award Acceleration	—		3,495,673	(2)	3,495,673	(3)
	Total	534,757		4,540,430		3,495,673
Michael Halpin	Severance Pay	535,000		1,075,400		—
	Health Care Benefits	29,757		29,757		—
	Equity Award Acceleration	—		4,194,998	(2)	4,194,998	(3)
	Total	564,757		5,300,155		4,194,998
Sean Flynn	Severance Pay	465,000		887,600		—
	Health Care Benefits	24,126		24,126		—
	Equity Award Acceleration	—		2,441,217	(2)	2,441,217	(3)
	Total	489,126		3,352,943		2,441,217
Jonathan Hopper	Severance Pay	475,000		906,800		—
	Health Care Benefits	29,757		29,757		—
	Equity Award Acceleration	—		2,441,217		2,441,217
	Total	504,757		3,377,774		2,441,217
Karen Mahoney	Severance Pay	440,000		836,000		—
	Health Care Benefits	29,570		29,570		—
	Equity Award Acceleration	—		826,305		826,305
	Total	469,570		1,691,875		826,305
(1)	This represents the cumulative value of the equity awards that would accelerate upon a termination of employment not in connection with a Change in Control. The amount represents the difference between the closing price of our common stock on December 31, 2024, of $54.91 and the exercise price (if any) multiplied by the number of shares subject to any in-the-money options and RSUs that would accelerate.
(2)	This represents the cumulative value of the equity awards that would accelerate upon a qualifying termination of employment within 18 months following a Change in Control (or upon a Change in Control if equity awards are not assumed in such Change in Control). The amount represents the difference between the closing price of our common stock on December 31, 2024, of $54.91 and the exercise price (if any) multiplied by the number of shares subject to any in-the-money options and RSUs that would accelerate.
(3)	This represents the cumulative value of the equity awards that would accelerate upon the participants death or disability. The amount represents the difference between the closing price of our common stock on December 31, 2024, of $54.91 and the exercise price (if any) multiplied by the number of shares subject to any in-the-money options and RSUs that would accelerate.

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CEO Pay Ratio

Pursuant to the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our Principal Executive Officer (“PEO”), Mr. Colangelo, and the ratio of these two amounts. We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the required disclosure is to provide a measure of pay equity within the organization. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

As illustrated in the table below, our 2024 PEO to median employee pay ratio was approximately 41:1.

Dominick Colangelo (PEO) 2024 Compensation	$10,237,525
Median Employee 2024 Compensation	$250,482
Ratio of PEO to Median Employee Compensation	41:1

We determined the median employee compensation using W-2 compensation, plus estimated bonus, the fair market value of equity grants, life and disability insurance, and the estimated value of 401(k) match (whether or not vested), for all individuals who were employed by us on December 31, 2024 (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were included in the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

For the fiscal year ended December 31, 2024, we calculated the median employee’s total compensation using the same methodology that we used to calculate the total compensation for our CEO. The 2024 annual total compensation of the median employee and our CEO, respectively, were $10,237,525 and $250,482. The ratio of the 2024 annual total compensation for our CEO to that of our median employee was 41 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay versus Performance

Pursuant to the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are required to provide the following information regarding the relationship between executive compensation paid to our named executive officers and Vericel’s financial performance for each of the last five completed calendar years. In determining the Compensation Actually Paid (or “CAP”) to our Principal Executive Officer, who is our CEO, and our other named executive officers, we are required to make various adjustments to the amounts that have been previously reported in the Summary Compensation Table, as summarized below. The CAP amounts reflected in the table below do not reflect the actual amount of compensation earned by or paid to our named executive officers during the applicable year. For information regarding decisions made by our Compensation Committee with respect to executive compensation, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.

	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(1)	Average Summary Compensation Table Total for Other NEOs(2)	Average Compensation Actually Paid to Other NEOs(1)(2)	Value of Initial $100 Investment Based On:
Year					Vericel TSR(3)	NASDAQ Biotechnology Index TSR(3)	Net Income ($M)(4)	Total Net Revenue ($M)(5)
2024	$10,237,525	$18,758,303	$2,703,655	$4,246,598	$316	$114	$10	$237
2023	$7,056,422	$11,004,672	$1,918,083	$2,851,775	$205	$115	$-3	$198
2022	$8,708,367	$905,166	$2,398,900	$467,192	$151	$111	$-17	$164
2021	$13,183,295	$15,233,917	$3,459,670	$3,204,518	$226	$125	$-7	$156
2020	$4,412,718	$10,300,425	$1,158,216	$1,740,344	$177	$126	$3	$124
(1)	To calculate CAP, the following amounts were deducted from and added to the applicable Summary Compensation Table total compensation:

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		CEO
		2020		2021		2022		2023		2024
	Summary Compensation Table Total		$4,412,718		$13,183,295		$8,708,367		$7,056,422		$10,237,525
Less:	Grant Date Fair Value of Stock and Option Awards in the Covered Year	-$	3,218,783	-$	11,819,409	-$	7,288,603	-$	5,513,083	-$	8,680,435
Plus:	Fair Value at Year-End of Unvested Stock and Option Awards Granted in the Covered Year*	+$	5,022,331	+$	6,387,501	+$	4,402,751	+$	5,834,763	+$	8,700,718
Plus:	Fair Value of Stock and Option Awards Granted in the Covered Year that Vested in the Covered Year*	+$	522,347	+$	1,618,248	+$	724,137	+$	711,181	+$	1,038,836
	Change in Fair Value of Unvested Stock and Option Awards Granted in Prior Years*	+$	3,550,577	+$	1,965,721	-$	3,564,080	+$	1,963,617	+$	4,861,123
	Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year*	+$	11,235	+$	3,898,560	-$	2,077,406	+$	951,771	+$	2,600,537
=	Compensation Actually Paid		$10,300,425		$15,233,917		$905,166		$11,004,672		$18,758,303

		Average of Other NEOs
		2020		2021		2022		2023		2024
	Summary Compensation Table Total		$1,158,216		$3,459,670		$2,398,900		$1,918,083		$2,703,655
Less:	Grant Date Fair Value of Stock and Option Awards in the Covered Year	-$	714,993	-$	2,945,499	-$	1,748,862	-$	1,198,907	-$	2,049,743
Plus:	Fair Value at Year-End of Unvested Stock and Option Awards Granted in the Covered Year*	+$	756,348	+$	1,626,544	+$	1,056,425	+$	1,275,999	+$	2,095,233
Plus:	Fair Value of Stock and Option Awards Granted in the Covered Year that Vested in the Covered Year*	+$	83,133	+$	271,626	+$	173,955	+$	147,705	+$	180,724
	Change in Fair Value of Unvested Stock and Option Awards Granted in Prior Years*	+$	636,734	+$	299,760	-$	902,246	+$	445,775	+$	832,854
	Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year*	+$	5,675	+$	594,099	-$	510,980	+$	263,119	+$	483,874
Less:	Fair Value of Stock and Option Awards Forfeited During the Covered Year*	-$	184,769	-$	101,683	+$	0	+$	0	+$	0
=	Compensation Actually Paid		$1,740,344		$3,204,518		$467,192		$2,851,775		$4,246,598

*	All stock option valuations included in “Compensation Actually Paid” values were performed using the Black-Scholes option pricing model in a manner generally consistent with the process used to determine stock option grant date fair values under ASC718 (refer to our Annual Report on Form 10-K for the year ending December 31, 2024 for additional detail).

(2)	The other NEOs in each covered year were as follows:
2024 – Joe Mara, Michael Halpin, Sean Flynn, Jonathan Hopper, Karen Mahoney; 2023 – Joe Mara, Michael Halpin, Jonathan Hopper, Sean Flynn; 2022 – Joe Mara, Michael Halpin, Sean Flynn, Jonathan Hopper; 2021 – Joe Mara, Michael Halpin, Sean Flynn, Jonathan Hopper, Sandra Pennell; 2020 – Michael Halpin, Sean Flynn, Jonathan Hopper, Gerard Michel, Sandra Pennell.

(3)	TSR is cumulative for the measurement period, calculated in accordance with Item 201(e) of Regulation S-K. Our TSR Peer Group are members of the NASDAQ Biotechnology Index.
(4)	Reflects net Income as shown in the Company’s Annual Report on Form 10-K for the years ending on December 31, 2024, 2023, 2022, 2021 and 2020.
(5)	Reflects total net revenue, the “company-selected measure” as shown in the Company’s Annual Report on Form 10-K for the years ending on December 31, 2024, 2023, 2022, 2021 and 2020.

Tabular List of Financial Performance Measures

The following measures in our assessment represent the most important financial performance measures that link compensation actually paid to our named executive officers, for 2024, to Vericel’s performance:

1.	Total Net Revenue
2.	Stock Price
3.	Budget expense (excluding depreciation, amortization and stock-based compensation, and unusual one-time expenses or changes in accounting methodology)

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Compensation Actually Paid Comparisons

The relationship between CAP and the financial performance elements reflected in the above Pay versus Performance table are described in the below charts:

Compensation Actually Paid versus TSR 2020-2024

Compensation Actually Paid versus Net Income 2020-2024

Compensation Actually Paid versus Revenue 2020-2024

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Audit Matters

PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Vericel’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Overview

The Audit Committee has selected PwC as Vericel’s independent registered public accounting firm to audit the consolidated financial statements of Vericel for the fiscal year ending December 31, 2025. PwC has acted in such capacity since its appointment in fiscal year 1996.

Shareholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accountant at any time during the year if it determines that such a change would be in the best interests of Vericel and its shareholders.

Representatives of PwC attended all of the meetings of the Audit Committee during the fiscal years ended December 31, 2023 and December 31, 2024. We expect that a representative of PwC will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal on the ratification of this appointment, at the Annual Meeting at which a quorum representing a majority of all outstanding shares of common stock of Vericel is present, either in person or by proxy, is required for ratification of this proposal. If you abstain from voting on this proposal, it has no effect on the voting of the proposal. If you submit your proxy card without indicating your voting instructions with respect to this proposal, your shares will be voted “FOR” this proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter and, accordingly, “broker non-votes” will have no effect on the ratification.

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Fees of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee considered the provision of services, other than audit services, during the fiscal year ended December 31, 2024, by PwC, our independent registered public accounting firm for that period, to ensure the firm maintains its independence. The following table sets forth the aggregate fees accrued by Vericel for the fiscal years ended December 31, 2023, and 2024, respectively, for PwC:

Name	Fiscal Year Ended December 31, 2023 ($)		Fiscal Year Ended December 31, 2024 ($)
Audit Fees	1,329,500	(1)	1,394,500	(1)
Audit Related Fees	—		—
Tax Fees	—		—
All Other Fees	3,074	(2)	2,000	(2)
Total	1,332,574		1,396,500
(1)	The Audit Fees for the years ended December 31, 2023 and 2024 were for professional services rendered for the audits and reviews of the consolidated financial statements of Vericel, professional services rendered for issuance of consents, assistance with review of documents filed with the SEC and out-of-pocket expenses incurred.
(2)	All other Fees represent an annual license fee for technical accounting research software and the use of accounting disclosure checklists.

Pre-Approval Policy

The Audit Committee approves in advance the engagement and fees of the independent registered public accounting firm for all audit services and non-audit services, based upon independence, qualifications and, if applicable, performance. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee the authority to grant pre-approvals for audit and permitted non-audit services, up to specific amounts. All audit services provided by PwC for the fiscal years ended December 31, 2023 and 2024 were pre-approved by the Audit Committee.

Report of the Audit Committee

The Audit Committee oversees Vericel’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. PwC is responsible for expressing an opinion as to the conformity of our consolidated audited financial statements with generally accepted accounting principles.

The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq listing standards. Robert Zerbe, M.D., Alan Rubino and Kevin McLaughlin were members of the Audit Committee during the fiscal year ended December 31, 2024.

The Committee has discussed and reviewed with the independent registered public accountants all matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) in Auditing Standards No. 16 (Communication with Audit Committees). The Committee has received written disclosures and a letter from PwC confirming their independence, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with PwC the firm’s independence. The Committee has met with PwC, with and without management present, to discuss the overall scope of the PwC audit, the results of its audit, its evaluations of Vericel’s internal controls and the overall quality of its financial reporting. The Committee reviewed the performance and fees of PwC prior to recommending their appointment. The Committee reviewed our financial statements and discussed them with management and with PwC.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Vericel’s consolidated audited financial statements be included in Vericel’s Form 10-K for the fiscal year ended December 31, 2024.

AUDIT COMMITTEE

Kevin McLaughlin, Chairman

Alan Rubino

Robert Zerbe, M.D.

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PROPOSAL 4

Approval of our Amended and Restated 2022 Omnibus Incentive Plan

The Board of Directors unanimously recommends a vote FOR the approval of Vericel’s Amended and Restated 2022 Omnibus Incentive Plan.

Overview

At the Annual Meeting, shareholders will be asked to approve Vericel’s Amended and Restated 2022 Omnibus Incentive Plan (the “Amended and Restated 2022 Plan”) to, among other things: (i) increase the total number of shares of common stock reserved for issuance under the 2022 Plan by 5,000,000 shares; and (ii) extend the term to the tenth anniversary of the date of shareholder approval of this proposal at the Annual Meeting. The Amended and Restated 2022 Plan was approved by the Board of Directors on March 12, 2025, subject to shareholder approval of this proposal at the Annual Meeting. The approval of the Amended and Restated 2022 Plan and the additional shares will allow the Company to continue to motivate, attract, and retain the services of directors, officers, and employees whose judgment and special efforts lead to the success of Vericel’s operations.

As of March 1, 2025, there were stock options to acquire 6,008,218 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $33.26 and a weighted average remaining term of 6.27 years. In addition, as of March 1, 2025, there were 1,246,621 unvested RSU awards with time-based vesting outstanding under our equity compensation plans. Other than the foregoing, no awards under our equity compensation plans were outstanding as of March 1, 2025.

As of March 1, 2025, there were 88,095 shares of common stock available for awards under our equity compensation plans.

Summary of Material Features

The material features of the Amended and Restated 2022 Plan are:

•	The maximum number of shares of common stock available for awards under the Amended and Restated 2022 Plan is 5,088,095 shares, less one share of common stock for every share subject to an option or stock appreciation right granted after March 1, 2025 and prior to the effective date of the Amended and Restated 2022 Plan under our 2022 Plan and 1.5 shares for every share of common stock subject to an award other than an option or stock appreciation right granted after March 1, 2025 and prior to the effective date of the Amended and Restated 2022 Plan under the 2022 Plan (the 5,088,095 shares reflect the 88,095 shares that were available under the 2022 Plan as of March 1, 2025, plus an incremental 5,000,000 shares);
•	After the effective date of the 2022 Plan, no awards have been or may be granted under the Prior Plans (as defined below) and, after the effective date of the Amended and Restated 2022 Plan, no awards may be granted under any prior version of the 2022 Plan;
•	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, RSUs, performance awards and dividend equivalents is permitted under the Amended and Restated 2022 Plan;
•	Grants of stock options or stock appreciation rights are deemed to be an award of one share for each share of common stock subject to the award. Grants of awards other than stock options or stock appreciation rights are deemed for purposes of determining the number of shares available for future grants under the Amended and Restated 2022 Plan as an award for 1.5 shares for each share of common stock subject to the award.
•	Shares tendered or withheld for taxes with respect to options or stock appreciation rights will not be added back to the reserved pool under the Amended and Restated 2022 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares tendered by a participant or withheld by Vericel in payment of the purchase price of an option and shares we reacquire on the open market or otherwise using cash proceeds from the exercise of options will not be added to the reserved pool;

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•	Stock options and stock appreciation rights may not be repriced in any manner without shareholder approval (except as permitted in the event of certain equitable adjustments or a change in control of Vericel);
•	The aggregate value of all equity and cash awards payable to any non-employee director in any calendar year for service as a non-employee director may not exceed $800,000; provided, however, that with respect to the Chairman of the Board of Directors, the lead independent director, or any newly-elected non-employee director in his or her first calendar year of service, such amount shall not exceed $1,000,000;
•	The Amended and Restated 2022 Plan does not provide for automatic acceleration of vesting upon a Change in Control;
•	Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the underlying award and will not be paid unless and until the underlying award vests;
•	Any material amendment to the Amended and Restated 2022 Plan is subject to approval by our shareholders; and
•	The term of the Amended and Restated 2022 Plan will expire on the tenth anniversary of the date of shareholder approval of this proposal at the Annual Meeting.

Based solely on the closing price of our common stock as reported by the Nasdaq Capital Market on March 7, 2025 ($49.56) and the maximum number of shares that would have been available for awards as of such date under the Amended and Restated 2022 Plan had it existed at that time, the maximum aggregate market value of the common stock that could potentially be issued under the Amended and Restated 2022 Plan is $252,165,988. The shares we issue under the Amended and Restated 2022 Plan will be authorized but unissued shares, treasury shares or shares of common stock purchased in the open market or otherwise. The shares of common stock underlying any awards that are forfeited, expired or settled in cash (in whole or in part), under the Amended and Restated 2022 Plan, the 2022 Plan, the 2019 Plan, the 2017 Plan, and the 2009 Plan (the 2009 Plan, the 2017 Plan and the 2019 Plan, the “Prior Plans”) after March 1, 2025 will be added back to the shares of common stock available for issuance under the Amended and Restated 2022 Plan. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right under the Amended and Restated 2022 Plan, or, after March 1, 2025, an award other than an option or stock appreciation right under any Prior Plan, are satisfied by the tendering of shares or by the withholding of shares by Vericel, the shares so tendered or withheld will be added to the shares available for awards under the Amended and Restated 2022 Plan. Any shares that again become available for grant under the Amended and Restated 2022 Plan will be added back as (i) one share for each share subject to a stock option or stock appreciation right, and (ii) 1.5 shares for each share subject to an award other than a stock option or stock appreciation right. Shares tendered or withheld for taxes with respect to options or stock appreciation rights will not be added back to the reserved pool under the Amended and Restated 2022 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares tendered by a participant or withheld by Vericel in payment of the purchase price of an option and shares we reacquire on the open market or otherwise using cash proceeds from the exercise of options will not be added to the reserved pool.

Rationale for Adoption of the Amended and Restated 2022 Plan

The Amended and Restated 2022 Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board of Directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success. By ensuring that our employees and directors hold equity awards, we link the interests of those employees and directors with those of our shareholders and motivate our employees and directors to act as owners of the business. Equity-based compensation is a critical component of our overall competitive pay mix, which is designed to achieve the appropriate balance between short- and long-term incentives through annual cash bonuses and equity awards, respectively.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees and non-employee directors. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high-performing employees.

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Burn Rate

The following table sets forth information regarding historical awards granted for the 2022 through 2024 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted-average number of shares of common stock outstanding for that year:

Share Element	2024	2023	2022
Stock Options Granted	767,037	607,947	1,348,824
Full-Value Awards Granted	644,905	564,449	422,958
Total Awards Granted	1,411,942	1,172,396	1,771,782
Weighted-average common shares outstanding during the fiscal year	48,848,000	47,590,000	47,130,000
Annual Burn Rate	2.89%	2.46%	3.76%
Three-Year Average Burn Rate		3.04%

Our Compensation Committee determined the size of the reserved pool under the Amended and Restated 2022 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and directors and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that the share reserve will last for approximately three to four years. As of March 1, 2025, the sum of outstanding equity awards and total shares available for future grant if the Amended and Restated 2022 Plan is approved would be 19.8% of fully-diluted shares outstanding, which we define as the sum of outstanding equity awards, total shares available for future grant including new shares, and common shares outstanding on March 1, 2025.

Summary of the Amended and Restated 2022 Plan

The following description of certain features of the 2022 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Amended and Restated 2022 Plan, which is attached hereto as Appendix I.

Share Reserve

The maximum number of shares of common stock available for awards under the Amended and Restated 2022 Plan is 5,088,095 shares, less one share of common stock for every share subject to an option or stock appreciation right granted after March 1, 2025 and prior to the effective date of the Amended and Restated 2022 Plan under the 2022 Plan and 1.5 shares for each share of common stock subject to an award other than an option or stock appreciation right granted after March 1, 2025 and prior to the effective date of the Amended and Restated 2022 Plan under the 2022 Plan. The shares of common stock underlying any awards that are forfeited, expire or are settled in cash (in whole or in part) under the Amended and Restated 2022 Plan and the Prior Plans after March 1, 2025, will be added back to the shares of common stock available for issuance under the Amended and Restated 2022 Plan. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right under the Amended and Restated 2022 Plan or, after March 1, 2025, an award other than an option or stock appreciation right under any Prior Plan, are satisfied by the tendering of shares or by the withholding of shares by Vericel, the shares so tendered or withheld will be added to the shares available for awards under the Amended and Restated 2022 Plan. Any shares that again become available for grant under the Amended and Restated 2022 Plan will be added back as (i) one share for each share subject to a stock option or stock appreciation right, and (ii) 1.5 shares for each share subject to an award other than a stock option or stock appreciation right. Shares tendered or withheld for taxes with respect to options or stock appreciation rights will not be added back to the reserved pool under the Amended and Restated 2022 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares tendered by a participant or withheld by Vericel in payment of the purchase price of an option and shares we reacquire on the open market or otherwise using cash proceeds from the exercise of options will not be added to the reserved pool.

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Plan Administration

The Amended and Restated 2022 Plan will be administered by the Compensation Committee. The Compensation Committee will have the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended and Restated 2022 Plan. The Compensation Committee may delegate to one or more executive officers or a committee of executive officers the right to grant awards to employees under the Amended and Restated 2022 Plan who are not directors or executive officers of Vericel and the authority to take action on behalf of the Compensation Committee pursuant to the Amended and Restated 2022 Plan to cancel or suspend awards to employees who are not directors or executive officers of Vericel.

Eligibility

Persons eligible to participate in the Amended and Restated 2022 Plan will be those employees, non-employee directors and consultants of Vericel and its affiliates as selected from time to time by the Compensation Committee in its discretion. Approximately 362 individuals are currently eligible to participate in the 2022 Plan (and would be eligible to participate in the Amended and Restated 2022 Plan were it currently in effect), which includes six (6) executive officers, 349 employees who are not executive officers, seven (7) non-employee directors and zero (0) consultants.

Cap on Annual Director Compensation

The aggregate value of all awards granted to any non-employee director during any single calendar year plus the aggregate amount of all cash earned and paid or payable to such non-employee director for services rendered as a non-employee director for the same year shall not exceed $800,000; provided, however, that with respect to the Chairman of the Board of Directors, the lead independent director, or any newly-elected non-employee director in his or her first calendar year of service, such amount shall not exceed $1,000,000.

Plan Limits

Subject to adjustments for mergers, reorganizations, recapitalizations, stock splits and similar events, no more than 5,000,000 shares of common stock may be issued in the form of incentive stock options. After the effective date of the Amended and Restated 2022 Plan, no awards may be granted under the Prior Plans.

Effect of Awards

For purposes of determining the number of shares of common stock available for issuance under the Amended and Restated 2022 Plan, the grant of any stock option or stock appreciation right will be counted for this purpose as one share for each share of common stock actually subject to the award. The grant of awards other than stock options or stock appreciation rights will be counted as 1.5 shares for each share of common stock subject to the award.

Stock Options

The Amended and Restated 2022 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Amended and Restated 2022 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Vericel and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the closing price of the shares of common stock on the Nasdaq Capital Market on the grant date. Other than to appropriately reflect changes in our capital structure, the Compensation Committee may not without the approval of our shareholders (a) lower the exercise price of an option after it is granted, (b) cancel an option when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change in control or with respect to a substitute award), or (c) take any other action with respect to an option that would be treated as a repricing under the rules and regulations of the Nasdaq Stock Market.

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The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised.

Unless otherwise provided in the applicable award agreement, upon exercise of options, the exercise price must be paid in full by one of the following methods: (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired shares (either actually or by attestation), valued at their then fair market value, (iii) with the consent of the Compensation Committee, by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price, (iv) with respect to options that are not incentive stock options, by a “net exercise” arrangement pursuant to which we will reduce the number of shares issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price, (v) through any other method specified in an award agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights

The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The grant price of a stock appreciation right may not be less than the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years.

Restricted Stock and Restricted Stock Units

The Compensation Committee may award shares of common stock and RSUs to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period. RSUs are ultimately payable in the form of cash, shares of common stock or other property, in the discretion of the Compensation Committee. During the vesting period, restricted stock awards and RSUs may be credited with dividend equivalents (but dividend equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying award and shall not be paid unless and until the underlying award vests). In no event shall the holder of RSUs have voting rights until the RSUs vest and are settled in shares of common stock.

Performance Awards

The Compensation Committee may grant performance awards to any participant that entitle the recipient to receive cash, shares of common stock or other property upon the achievement of performance goals and such other conditions as the Compensation Committee shall determine.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents as a component of any award other than a stock option or stock appreciation right. Dividend equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying award and shall not be paid unless and until the underlying award vests.

Change in Control Provisions

The Amended and Restated 2022 Plan provides that, in the event of a “change in control,” as defined in the Amended and Restated 2022 Plan, the Compensation Committee may determine that (i) stock options and stock appreciation rights outstanding as of the date of the change in control shall be cancelled and terminated without payment therefor if the fair market value of one share of common stock as of the date of the change in control is less than the per share exercise price of a stock option or the per share grant price of a stock appreciation right and (ii) all performance awards shall be considered to be earned and payable as

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provided in the applicable award agreement, and any limitations or other restrictions shall lapse and such performance awards shall be immediately settled or distributed. Unless otherwise provided in an award agreement, in the event of a change in control, to the extent that the successor company does not assume, continue or substitute an award, then immediately prior to the change in control: (i) stock options and stock appreciation rights outstanding as of the date of the change in control shall immediately vest and become fully exercisable and (ii) the restrictions, limitations and conditions on restricted stock awards and RSU awards shall lapse and such awards shall become fully vested and transferable. In the event of a change in control in which awards are assumed, substituted or continued, such awards shall be subject to double-trigger acceleration to the extent set forth in the applicable award agreement. The Compensation Committee may determine that, upon the occurrence of a change in control, each outstanding stock option and stock appreciation right shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share subject to such stock option or stock appreciation right, an amount equal to the excess (if any) of the fair market value of such share immediately prior to the occurrence of the change in control over the exercise price per share of such stock option or stock appreciation right. The Compensation Committee shall also have the option to make or provide for a payment to the grantees holding other awards in an amount equal to the fair market value of one share immediately prior to the occurrence of such change in control multiplied by the number of vested shares under such awards.

Adjustments for Stock Dividends, Stock Splits, Etc.

In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the common stock or the value thereof, such adjustments and other substitutions shall be made to the Amended and Restated 2022 Plan and to awards thereunder as the Compensation Committee deems equitable or appropriate, taking into consideration the accounting and tax consequences.

Tax Withholding

Participants in the Amended and Restated 2022 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting or settlement of other awards. The Compensation Committee may permit the tax withholding obligations to be satisfied by allowing a participant to authorize us to withhold from shares of common stock to be issued pursuant to any award a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Compensation Committee may also require that (i) awards be subject to mandatory share withholding up to the required withholding amount, or (ii) Vericel’s tax withholding obligation be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to the award are immediately sold and the proceeds from such sale are remitted to Vericel in an amount that would satisfy the withholding amount due.

Clawback Policy

All awards made under the Amended and Restated 2022 Plan will be subject to the terms and provisions of Vericel’s Policy for Recoupment of Erroneously Awarded Incentive Compensation and/or any other clawback policy of Vericel in effect from time to time.

Amendments and Termination

The Board of Directors may, at any time, amend or discontinue the Amended and Restated 2022 Plan and the Compensation Committee may, at any time, amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding award without the holder’s consent. To the extent required under Nasdaq rules, any amendments that materially change the terms of the Amended and Restated 2022 Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined to be required by the Code to preserve the qualified status of incentive options.

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Effective Date of the Amended and Restated 2022 Plan

The Board of Directors adopted the Amended and Restated 2022 Plan on March 12, 2025. The Amended and Restated 2022 Plan will become effective on the date it is approved by shareholders. Awards of incentive options may be granted under the Amended and Restated 2022 Plan until the tenth anniversary of the date it was approved by the Board of Directors. No other awards may be granted under the Amended and Restated 2022 Plan after the date that is ten years from the date of shareholder approval.

Plan Benefits

No awards have been granted under the Amended and Restated 2022 Plan. Any future awards under the Amended and Restated 2022 Plan will be granted at the discretion of the Compensation Committee, and, accordingly, are not yet determinable. In addition, benefits under the Amended and Restated 2022 Plan, will depend on a number of factors, including the fair market value of our common stock on future dates. Consequently, it is not possible to determine the benefits that might be received by participants under the Amended and Restated 2022 Plan.

Tax Aspects of the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Amended and Restated 2022 Plan. It does not describe all federal tax consequences under the Amended and Restated 2022 Plan, nor does it describe foreign, state or local tax consequences.

Incentive Options

No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then, (i) upon the sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, which is referred to as a “disqualifying disposition,” generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options

No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

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Other Awards

We will generally be entitled to a tax deduction in connection with an award under the Amended and Restated 2022 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize that tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions

Under Section 162(m) of the Code, our deduction for certain awards under the Amended and Restated 2022 Plan may be limited to the extent that the Chief Executive Officer, Chief Financial Officer or other covered employee receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024, regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2022 Plan, 2019 Plan, the 2017 Plan, the 2009 Plan, and the 2015 Employee Stock Purchase Plan (the “ESPP”).

Plan category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights ($)(b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))(c)
Equity compensation plans approved by security holders:	7,788,710	(1)	31.59	(2)	1,300,161	(3)
Equity compensation plans not approved by security holders:	—		—		—
Total	7,788,710		31.59		1,300,161
(1)	Includes 5,764,107 shares of common stock issuable upon the exercise of outstanding options, 1,135,261 shares of common stock issuable upon the vesting of RSUs and 889,342 shares of common stock issuable from the exercise of the ESPP offering period ended on December 31, 2024.
(2)	Since RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(3)	As of December 31, 2024, there were zero shares available for grants under our 2009 Plan, zero shares available for grants under our 2017 Plan, zero shares available for grants under our 2019 Plan, 1,189,503 shares available for grant under our 2022 Plan, and 110,658 shares available for grant under our ESPP.

Vote Required

The affirmative vote of a majority of the votes cast is required for approval of the Amended and Restated 2022 Omnibus Incentive Plan. If you abstain from voting on this Proposal, it will have no effect on the voting of the proposal. If you submit your proxy card without indicating your voting instructions with respect to this proposal, your shares will be voted “FOR” this proposal. Brokers, bankers and other nominees do not have discretionary voting power on this matter and, accordingly, “broker non-votes” will have no effect on the voting for this proposal.

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PROPOSAL 5

Approval of our Amended and Restated 2015 Employee Stock Purchase Plan

The Board of Directors unanimously recommends a vote FOR the approval of Vericel’s Amended and Restated 2015 Employee Stock Purchase Plan.

Overview

At the Annual Meeting, shareholders will be asked to approve Vericel’s Amended and Restated 2015 Employee Stock Purchase Plan (the “Amended and Restated ESPP”) to increase the total number of shares of common stock reserved for issuance under the Amended and Restated ESPP by 1,000,000 shares. The Amended and Restated ESPP was approved by the Board of Directors on March 12, 2025, subject to shareholder approval of this proposal at the Annual Meeting.

The approval of the Amended and Restated ESPP and the additional shares will allow the Company to continue to retain existing employees, recruit and retain new employees and align and increase the interests of all employees in the success of the Company by continuing to provide employees the opportunity to purchase our common stock through accumulated payroll deductions. The Amended and Restated ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code.

Summary of the Amended and Restated 2015 Employee Stock Purchase Plan

The following description of certain features of the Amended and Restated ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the Amended and Restated ESPP, which is attached hereto as Appendix II.

The Amended and Restated ESPP is administered by the person or persons (the “Administrator”) appointed by the Board of Directors for such purpose. The Amended and Restated ESPP provides that all employees of the Company and certain designated subsidiaries of the Company who have completed at least 30 days of employment are eligible to participate in the Amended and Restated ESPP, except for persons who are deemed under Section 423(b)(3) of the Code to own 5% or more of the voting power or value of all classes of stock of the Company or any designated subsidiaries.

The Amended and Restated ESPP enables the Company to make one or more offerings to eligible employees to purchase common stock. The Administrator may designate the length of any offering, provided that no offering may exceed one year in duration or overlap any other offering.

Eligible employees may elect to become participants in the Amended and Restated ESPP by enrolling at least 15 days prior to the offering date for the granting of an option to purchase shares under the Amended and Restated ESPP. Shares are purchased through the accumulation of payroll deductions at a minimum of $10 per payroll up to a maximum of 15% of each participant’s compensation. The maximum number of shares of common stock that can be purchased under the Amended and Restated ESPP during any one calendar year is that number having a fair market value of $25,000, as determined on the option grant date or dates. The number of shares to be purchased with respect to any offering will be the lesser of (a) the number of shares determined by dividing the participant’s accumulated payroll deductions on the date of option exercise by the purchase price per share for the common stock, or (b) 6,250 shares. The purchase price per share will not be lower than (a) 85% of the fair market value of the common stock as of the offering date or (b) 85% of the fair market value of the common stock on the date of exercise of the option.

An option granted under the Amended and Restated ESPP is not transferable by the participant except by will or by the laws of descent and distribution. Employees may cease their participation in the offering at any time during the offering period, and participation automatically ceases on termination of employment with the Company.

The number of shares that are reserved for issuance under the Amended and Restated ESPP is subject to adjustment for stock splits and similar events. The proceeds received by the Company from exercise under the Amended and Restated ESPP will be used for the general corporate purposes of the Company. Shares issued under the Amended and Restated ESPP may be authorized but unissued or shares reacquired by the Company and held in its treasury. The Amended and Restated ESPP will remain in effect

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until it is suspended or discontinued by the Board of Directors. The Board of Directors may at any time amend, revise or terminate the Amended and Restated ESPP for any purposes. Certain amendments, such as amendments increasing the number of shares of common stock available under the Amended and Restated ESPP, will not be effective unless approved by shareholders. In addition, no amendment of the Amended and Restated ESPP may adversely affect the rights of any recipient of any option previously granted without such recipient’s consent.

U.S. Federal Income Tax Consequences

The following is a summary of the principal federal income tax consequences of certain transactions under the Amended and Restated ESPP. It does not describe all federal tax consequences under the Amended and Restated ESPP, nor does it describe state or local tax consequences.

The ESPP is intended to qualify as an “employee stock purchase plan” as defined in Section 423(b) of the Code, which provides that an employee participating in the plan is not required to pay any federal income tax when joining the Amended and Restated ESPP or when purchasing the shares of common stock at the end of an offering. The employee is, however, required to pay federal income tax on the difference, if any, between the price at which he or she sells the shares and the price he or she paid for them.

If shares acquired under the Amended and Restated ESPP are sold more than two years after the first day of the offering pursuant to which the shares were purchased, the employee will generally recognize ordinary income for the year in which the sale occurs equal to the lesser of (a) 15% of the fair market value of the common stock on the first day of the offering pursuant to which the shares were purchased or (b) the excess of the amount actually received for the shares over the amount paid. No taxable income results if the proceeds of the sale are equal to or less than the price paid for the shares. In addition, the employee may recognize long-term capital gain or loss in an amount equal to the difference between the proceeds of the sale and the employee’s basis in the shares (i.e., the employee’s purchase price plus the amount taxed to the employee as ordinary income). The employee will receive long-term capital gain or loss treatment if he or she has held the shares for at least 12 months. No deduction is allowed to Company.

If shares acquired under the Amended and Restated ESPP are sold within two years of the first day of the offering pursuant to which the shares were purchased, the employee will recognize ordinary income equal to the difference between the fair market value of the shares on the exercise date and the employee’s purchase price. This amount is reportable as ordinary income even if no profit was realized on the sale of shares or the shares were sold at a loss. Long-term or short-term (depending on the holding period for the shares) capital gain or loss will be recognized in an amount equal to the difference between the proceeds of sale and the employee’s basis in the shares. The amount reportable as ordinary income from a sale made within two years of the first day of the offering pursuant to which the shares were purchased will generally be allowed as a tax deduction to the Company.

Plan Benefits

The actual number of shares that may be purchased by any individual under the Amended and Restated ESPP is not determinable in advance because the number is generally calculated using the contributed amount and the purchase price.

Vote Required

The affirmative vote of a majority of the votes cast is required for approval of the Amended and Restated 2015 Employee Stock Purchase Plan. If you abstain from voting on this Proposal, it will have no effect on the voting of the proposal. If you submit your proxy card without indicating your voting instructions with respect to this proposal, your shares will be voted “FOR” this proposal.

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Information About Stock Ownership

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of March 7, 2025, or as otherwise set forth below, with respect to the beneficial ownership of Vericel’s common stock by (i) all persons known by Vericel to be the beneficial owners of more than 5% of the outstanding common stock of Vericel, (ii) each director and director nominee of Vericel, (iii) each executive officer of Vericel, and (iv) all executive officers and directors of Vericel as a group.

	Shares Owned(1)
Name and Address of Beneficial Owner	Shares Subject to Options Exercisable within the 60-Day Period following March 7, 2025	Shares Individuals Have Rights to Acquire upon the Vesting of RSUs within the 60-Day Period following March 7, 2025	Number of Shares	Percentage of Class(2)
5% Shareholders:
BlackRock, Inc.(3)			7,937,063	15.8%
The Vanguard Group(4)			3,374,093	6.7%
Brown Capital Management, LLC(5)			3,235,731	6.5%
Directors and Named Executive Officers:
Robert L. Zerbe	62,750	3,200	92,545	*
Alan L. Rubino	105,250	3,200	151,244	*
Heidi Hagen	105,250	3,200	137,100	*
Steven C. Gilman(6)	55,250	3,200	69,450	*
Kevin F. McLaughlin	104,250	3,200	119,350	*
Paul K. Wotton	29,000	3,200	59,602	*
Lisa Wright	31,627	3,200	44,278	*
Dominick Colangelo	1,575,383		1,835,667	3.7%
Joe Mara	242,888		256,913	*
Michael Halpin	377,562		393,194	*
Sean Flynn	223,187		224,158	*
Jonathan Hopper	170,541		236,752	*
Karen Mahoney	—		—	*
All officers and directors as a group (13 persons)(7)	3,082,938	22,400	3,620,253	7.2%
*	Represents less than 1% of the outstanding shares of Vericel’s common stock equivalents.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Except as indicated in the footnotes to this table, to the knowledge of Vericel, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares owned and percentage ownership amounts include certain options under our 2022 Plan, 2019 Plan, 2017 Plan, and 2009 Plan and ESPP shares and RSUs under our 2022 Plan, 2019 Plan and 2017 Plan. Pursuant to the rules of the SEC, the number of shares of Vericel’s common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 7, 2025, and shares of our common stock that may be acquired upon the vesting of RSUs within 60 days of March 7, 2025.
(2)	Calculated on the basis of 50,135,864 shares of common stock outstanding as of March 7, 2025.
(3)	As reported in a Schedule 13G/A filed with the SEC on January 22, 2024, BlackRock, Inc. has sole voting power with respect to 7,846,544 shares and shared voting power with respect to 0 shares. BlackRock, Inc. has sole dispositive power with respect to 7,937,063 shares and shared dispositive power with respect to 0 shares. The Schedule 13G/A contained information as of December 31, 2023, and may not reflect current holdings of Vericel’s common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

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(4)	As reported in a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has sole voting power with respect to 0 shares and shared voting power with respect to 86,366 shares. The Vanguard Group has sole dispositive power with respect to 3,246,251 shares and shared dispositive power with respect to 127,842 shares. The Schedule 13G/A contained information as of December 29, 2023, and may not reflect current holdings of Vericel’s common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(5)	As reported in a Schedule 13G/A filed with the SEC on February 14, 2025, Brown Capital Management, LLC beneficially owns 3,235,731 shares. Brown Capital Management, LLC has sole voting power with respect to 1,652,392 shares and sole dispositive power with respect to all 3,235,731 shares. The Schedule 13G/A contained information as of December 31, 2024, and may not reflect current holdings of Vericel’s common stock. The address for Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(6)	Dr. Gilman will retire from our Board effective after the 2025 Annual Meeting.
(7)	The address for the thirteen beneficial owners that are persons is c/o Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts 02139.

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Additional Information

General Information about the Meeting, Solicitation and Voting

What am I voting on?

There are five proposals scheduled to be voted on at the Annual Meeting:

1.	To elect seven (7) directors, each to serve a term of one year expiring at the 2026 annual meeting of shareholders;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
4.	To approve the adoption of our Amended and Restated 2022 Omnibus Incentive Plan;
5.	To approve the adoption of our Amended and Restated 2015 Employee Stock Purchase Plan.

Who is entitled to vote?

Shareholders as of the close of business on March 7, 2025 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and
•	Held for you in an account with a broker, bank or other nominee (also referred to as shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

A majority in interest of all stock issued, outstanding and entitled to vote at a meeting must be present or represented by proxy to constitute a quorum at the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum. As of the Record Date, 50,135,864 shares of Vericel’s common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

The following explains how many votes are required to approve each proposal, provided that a majority of our shares is present at the Annual Meeting (present in person or represented by proxy):

•	The election of each of our seven (7) director candidates requires the affirmative vote of a plurality of the total shares of common stock entitled to vote and represented in person or by proxy;
•	Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the proposal;
•	Ratifying PricewaterhouseCoopers LLP as Vericel’s independent registered public accounting firm for the fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the votes cast on the proposal;
•	Approval of the adoption of our Amended and Restated 2022 Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal; and
•	Approval of the adoption of our Amended and Restated 2015 Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast on the proposal.

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How are votes counted and who are the proxies?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and “broker non-votes” will not be counted toward such nominee’s achievement of a plurality.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the non-binding, advisory resolution approving the compensation of our named executive officers. If you abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers, it will have no effect on the voting of the proposal. “Broker non-votes” do not have discretionary voting power on this matter and, accordingly, “broker non-votes” will have no effect on the ratification. If you just sign and submit your proxy card without marking your voting instructions with respect to this proposal, your shares will be voted “FOR” the resolution approving the compensation of our named executive officers.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of PricewaterhouseCoopers LLP. If you abstain from voting on the proposal to ratify PwC, it will have no effect on the voting of the proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter and, accordingly, “broker non-votes” will have no effect on the ratification. If you just sign and submit your proxy card without marking your voting instructions with respect to this proposal, your shares will be voted “FOR” the resolution ratifying PwC.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the approval of our Amended and Restated 2022 Omnibus Incentive Plan. If you abstain from voting on the approval of our Amended and Restated 2022 Omnibus Incentive Plan, it will have no effect on the voting of the proposal. If you just sign and submit your proxy card without marking your voting instructions with respect to this proposal, your shares will be voted “FOR” the resolution approving our Amended and Restated 2022 Omnibus Incentive Plan.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the approval of our Amended and Restated 2015 Employee Stock Purchase Plan. If you abstain from voting on the approval of our Amended and Restated 2015 Employee Stock Purchase Plan, it will have no effect on the voting of the proposal. If you just sign and submit your proxy card without marking your voting instructions with respect to this proposal, your shares will be voted “FOR” the resolution approving our Amended and Restated 2015 Employee Stock Purchase Plan.

The persons named as attorneys-in-fact in the proxies, Dominick Colangelo and Joseph Mara, were selected by the Board of Directors and are officers of Vericel. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Annual Meeting, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter. Pursuant to applicable rules, brokers will have discretionary authority to vote on the proposal to ratify the appointment of PwC.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•	“FOR” the election of each of the nominees to the Board of Directors;
•	“FOR” the advisory resolution to approve the compensation of our named executive officers;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Vericel’s independent registered public accounting firm for the fiscal year ending December 31, 2025;
•	“FOR” the approval of the Amended and Restated 2022 Omnibus Incentive Plan; and
•	“FOR” the approval of the Amended and Restated 2015 Employee Stock Purchase Plan.

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How do I vote my shares without attending the meeting?

If you are a shareholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•	By Internet or Telephone-You may vote by Internet or telephone by following the voting instructions on the proxy card and on www.proxyvote.com or as directed by your broker or other nominee. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice.
•	By Mail-If you requested a proxy card by mail, you may vote by signing, voting and returning your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you vote by Internet or telephone, please do not mail the proxy card. Your proxy card must be received prior to the Annual Meeting.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on April 29, 2025.

How do I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the internet. You will not be able to attend the Annual Meeting in person. Any shareholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/ VCEL2025. Our Board annually considers the appropriate format of our annual meeting and this year has decided to again hold a virtual annual meeting. We intend the virtual meeting format to provide shareholders with a similar level of transparency to an in-person meeting format and we will take steps to ensure such an experience. Our shareholders will be afforded the same opportunities to participate at the Annual Meeting as they would at an in-person annual meeting of shareholders. Our Annual Meeting will allow shareholders to submit questions and comments during the meeting. After the meeting, we will spend 15 minutes answering shareholder questions that comply with the meeting rules of conduct, which will be posted on the virtual meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 9:00 a.m., Eastern Time, on April 30, 2025. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and shareholders may begin submitting written questions, at 8:45 a.m., Eastern Time, and you should allow ample time for check-in procedures.

You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, will be posted at www.virtualshareholdermeeting.com/VCEL2025 two weeks prior to the date of the Annual Meeting. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting as a guest, but you will not be able to vote your shares or submit questions during the Annual Meeting.

We have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting web portal.

What does it mean if I receive more than one proxy card?

It generally means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote according to the instructions for each proxy card you receive.

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May I change my vote?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may revoke your proxy or change your vote before the proposal is voted on at the Annual Meeting by:

•	Sending a written statement to that effect to the attention of the Chief Legal Officer of Vericel at 64 Sidney Street, Cambridge, Massachusetts 02139, provided such statement is received no later than April 29, 2025;
•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on April 29, 2025;
•	Submitting a properly signed proxy card with a later date that is received no later than April 29, 2025; or
•	Attending the Annual Meeting and revoking your proxy and voting during the Annual Meeting.

What are the costs associated with the solicitation of proxies?

The cost of soliciting proxies will be borne by us. Voting results will be tabulated and certified by Broadridge Financial Solutions. Vericel may solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Vericel may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Shareholder Proposals to be Presented at Next Annual Meeting

Under Vericel’s Bylaws, in order for business and director nominations to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Chief Legal Officer of Vericel. To be timely, such notice must be received at Vericel’s principal executive offices not less than 120 calendar days in advance of the one-year anniversary of the date Vericel’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except that (i) if no annual meeting was held in the previous year, (ii) if the date of the Annual Meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If none of the events described in (i) through (iii) above occur, then the deadline for submitting shareholder proposals pursuant to Rule 14a-8 of the SEC’s proxy rules or other business or director nominations for the next annual meeting of shareholders will be November 20, 2025.

In order to be brought before the next annual meeting, any such proposal or nomination must include the relevant information as required under our Bylaws and must otherwise meet applicable requirements of the SEC’s proxy rules, including Rule 14a-19(b) to the extent applicable.

Shareholder Communications with Directors

The Board of Directors has adopted a Shareholder Communications with Directors Policy, which is available on the Investor Relations page of our website, www.vcel.com.

Where You Can Find More Information

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is available at www.proxyvote.com. The SEC allows us to “incorporate by reference” information into this Definitive Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this Definitive Proxy Statement, except for any information directly superseded by information contained in this Definitive Proxy Statement.

We incorporate by reference into this Definitive Proxy Statement the following financial statements and other information, which contain important information about us and our business and financial results:

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•	The financial statements, quarterly data, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and market risk disclosures contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Definitive Proxy Statement and before the Annual Meeting. The SEC allows us to incorporate by reference into the Proxy Statement such documents. You should consider any statement contained in this Definitive Proxy Statement (or in a document incorporated into this Proxy Statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

Shareholders may obtain a copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 by writing to Vericel at the following address: Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts 02139, Attention: Chief Legal Officer. Copies of our SEC filings are also available to the public on the SEC’s web site at www.sec.gov.

Our most recent ESG Report, committee charters, compliance documents and policies, including our Code of Business Conduct and Ethics can be found on the Investor Relations page of our website, www.vcel.com. The reports and information contained in, or that can be accessed from, our website, are not incorporated by reference and are not part of this Proxy Statement.

Householding

The SEC permits a single Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one Proxy Statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate Proxy Statement in the future, or if any such beneficial shareholder that elected to continue to receive a separate Proxy Statement wishes to receive a single Proxy Statement in the future, that shareholder should contact their broker or send a request to us care of the Chief Legal Officer at Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts 02139. Telephone requests may be directed to (617) 588-5555. We will deliver promptly upon written or oral request a separate copy of this Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Transaction of Other Business

As of the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

GAAP versus Non-GAAP Measures

Vericel’s reported earnings, net revenue and other indicators of financial performance, as presented in this Proxy Statement, are generally prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the SEC. In this Proxy Statement, Vericel has provided certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA and adjusted EDITDA margin described in this Proxy Statement, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

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RECONCILIATION OF REPORTED ANNUAL NET INCOME (LOSS) (GAAP) TO ADJUSTED EBITDA (NON-GAAP MEASURE) – UNAUDITED

Annual Adjusted EBITDA (In Thousands)	2022 ($)	2023 ($)	2024 ($)
Net (Loss) Income (GAAP)	(16,709)	(3,182)	10,362
Stock-based compensation expense	37,183	32,325	36,495
Depreciation and amortization	3,981	4,632	5,504
Net interest income	(975)	(4,032)	(5,796)
Income tax expense	721	814	148
Pre-occupancy lease expense	—	3,323	6,725
Adjusted EBITDA (Non-GAAP)	24,201	33,880	53,438
Adjusted EBITDA margin	15%	17%	23%

Special Note Regarding Forward-Looking Statements

This Proxy Statement and other materials we are sending you or that are available on our website in connection with the Annual Meeting (the Other Materials) contain “forward-looking statements” as defined under federal securities laws. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. These forward-looking statements are based on our current expectations and assumptions, and are subject to risk and uncertainties that could cause our actual results or experience and the timing of events to differ significantly from the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in Vericel’s Annual Report on Form 10-K for the year-ended December 31, 2024, as filed with the SEC on February 27, 2025 under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition” and “Results of Operations” and elsewhere in the Annual Report. You should carefully consider that information before voting.

These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Approval

The contents of this Proxy Statement and the sending thereof to shareholders have been authorized by the Board.

By Order of the Board of Directors:

Sean Flynn

Chief Legal Officer
March 20, 2025

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Appendix I

Amended and Restated 2022 Omnibus Incentive Plan

Vericel Corporation 2022 Omnibus Incentive Plan

(Effective as of April 27, 2022; Amended and Restated as of April 30, 2025)

Vericel Corporation (the “Company”), a Michigan corporation, hereby establishes and adopts the following 2022 Omnibus Incentive Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining certain individuals to serve as directors, employees, consultants and/or advisors of the Company and its Affiliates who are expected to contribute to the Company’s success and achieve long-term objectives that will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS

2.1.	“Affiliate” shall mean, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board or the Committee shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

2.2.	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.3.	“Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award granted hereunder, whether in writing or through an electronic medium.

2.4.	“Board” shall mean the board of directors of the Company.

2.5.	“Change in Control” shall have the meaning set forth in Section 10.3.

2.6.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7.	“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, and (ii) an “independent director” for purpose of the rules of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded) to the extent required by such rules.

2.8.	“Consultant” shall mean any consultant or advisor who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

2.9.	“Director” shall mean a non-employee member of the Board.

2.10.	“Dividend Equivalents” shall have the meaning set forth in Section 11.5.

2.11.	“Effective Date” shall have the meaning set forth in Section 12.13.

2.12.	“Employee” shall mean any employee of the Company or any Affiliate and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Affiliate.

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2.13.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14.	“Fair Market Value” shall mean, with respect to Shares as of any date, (i) the per Share closing price of the Shares as reported on the NASDAQ Stock Market on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported), (ii) if the Shares are not then listed on the NASDAQ Stock Market, the closing price on the principal U.S. national securities exchange on which the Shares are listed (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported), or (iii) if the Shares are not listed on a U.S. national securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria, a reasonable application of a reasonable method in accordance with the regulations under Section 409A of the Code and, with respect to Incentive Stock Options, in accordance with the requirements of Section 422 of the Code. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.15.	“Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

2.16.	“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.17.	“Participant” shall mean an Employee, Director or Consultant who the Committee determines to receive an Award under the Plan.

2.18.	“Payee” shall have the meaning set forth in Section 12.1.

2.19.	“Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Section 9.

2.20.	“Performance Cash” shall mean any cash incentives granted pursuant to Section 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.21.	“Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to an Award are to be measured.

2.22.	“Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.23.	“Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.24.	“Permitted Assignee” shall have the meaning set forth in Section 11.3.

2.25.	“Prior Plans” shall mean, collectively, the Vericel Corporation Amended and Restated 2019 Omnibus Incentive Plan, the Vericel Corporation 2017 Omnibus Incentive Plan and the following Aastrom Biosciences, Inc. plan: Amended and Restated 2009 Omnibus Incentive Plan.

2.26.	“Restatement Effective Date” shall have the meaning set forth in Section 12.13.

2.27.	“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.28.	“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.29.	“Restricted Stock Unit Award” shall have the meaning set forth in Section 8.1.

2.30.	“Restricted Stock Unit” shall mean an Award that is valued by reference to a Share, which value may be paid to the Participant upon satisfaction of such vesting restrictions as the Committee in its sole discretion shall impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

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2.31.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

2.32.	“Separation from Service” shall have the meaning set forth in Section 12.15.

2.33.	“Shares” shall mean the shares of common stock, no par value, of the Company.

2.34.	“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.35.	“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

3.	SHARES SUBJECT TO THE PLAN

3.1.	Number of Shares.

(a)	Subject to adjustment as provided in Sections 3.1(b) and 11.2 and as of the Restatement Effective Date, the number of Shares that shall be authorized for grant under the Plan shall equal a total of (i) 5,088,095 Shares[1], as increased pursuant to paragraph (b) of this Section, less (ii) one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after March 1, 2025 and prior to the Restatement Effective Date under the Plan and 1.5 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after March 1, 2025 and prior to the Restatement Effective Date under the Plan. After March 1, 2025, any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.5 Shares for every one (1) Share granted. After the Effective Date, no awards may be granted under any Prior Plan.

(b)	If after March 1, 2025, (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, be available for Awards under the Plan, in accordance with Section 3.1(d) below. In the event that, after March 1, 2025, withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right or an option or stock appreciation right granted under the Prior Plans, and (ii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under the Prior Plans that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plans.

(c)	Shares issued under Substitute Awards shall not reduce the Shares authorized for grant under the Plan nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above.

(d)	After March 1, 2025, any Shares that again become available for grant pursuant to paragraph (b) of this Section shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as 1.5 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans.

3.2.	Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

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3.3.	Limit on Awards to Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single calendar year plus the aggregate amount of all cash earned and paid or payable to such Director for services rendered as a Director for the same year shall not exceed $800,000; provided, however, that with respect to the Chairman of the Board, the lead independent Director, or any newly-elected Director in his or her first calendar year of service, such amount shall not exceed $1,000,000.

4.	ELIGIBILITY AND ADMINISTRATION

4.1.	Eligibility. Any Employee, Director or Consultant shall be eligible to participate, in accordance with the terms of the Plan.

4.2.	Administration.

(a)	The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(i)	select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder;

(ii)	determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder;

(iii)	determine the number of Shares (or dollar value) to be covered by each Award granted hereunder;

(iv)	determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder (including the power to amend outstanding Awards);

(v)	accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property;

(vii)	determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(viii)	determine whether, to what extent and under what circumstances any Award shall be canceled or suspended;

(ix)	interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement;

(x)	correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;

(xi)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(xii)	determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and

(xiii)	make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

Subject to Section 4(b) below, in determining whether to make an Award, to whom to make an Award, the type of Award or the size of the Award, the Committee may consult with management of the Company.

(b)	Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Affiliate. Subject to applicable law, majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

[1]	Comprised of 88,095 shares that were available under the Plan as of March 1, 2025, plus an incremental 5,000,000 shares.

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(c)	To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded), the Committee may delegate to: (i) a committee of one or more members of the Board the authority to take action on behalf of the Committee under the Plan including the right to grant, cancel, suspend or amend Awards and (ii) one or more “executive officers” within the meaning of Rule 16a-1(f) of the Exchange Act or a committee of executive officers the right to grant Awards to Employees who are not directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or executive officers of the Company.

(d)	The Board in its discretion may ratify and approve actions taken by the Committee. In addition, to the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market or such other principal U.S. national securities exchange on which the Shares are traded, the Board may take any action under the Plan that the Committee is authorized to take. In the event the Board takes such action, references to the Committee hereunder shall be understood to refer to the Board.

5.	OPTIONS

5.1.	Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2.	Award Agreements. All Options granted pursuant to this Section 5 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section may hold more than one Option granted pursuant to the Plan at the same time.

5.3.	Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Section 5 shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 11.2, the Committee shall not without the approval of the Company’s shareholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control or Substitute Awards), and (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded).

5.4.	Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate.

5.5.	Exercise of Options.

(a)	Vested Options granted under the Plan may be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may from time to time prescribe.

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(b)	Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation), valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with respect to Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

(c)	Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or, if applicable, a tandem Stock Appreciation Right) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes (subject to Section 12.1); provided, however, any fractional Share shall be settled in cash.

5.6.	Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.7.	Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Affiliate, subject to the requirements of Section 422 of the Code; provided, however, that for purposes of this Section “Affiliate shall mean, at the time of determination, any “parent” or “subsidiary of the Company as such terms are defined in Section 424 of the Code and the regulations thereunder. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 5,000,000 Shares, subject to adjustment as provided in Section 11.2.

6.	STOCK APPRECIATION RIGHTS

6.1.	Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award, in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2.	Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)	Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

(b)	The Committee shall determine in its sole discretion whether payment upon the exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(c)	The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d)	The Committee may impose such other conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall have (i) a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code), except in the case of Substitute Awards

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or in connection with an adjustment provided in Section 11.2 and (ii) a term not greater than ten (10) years. In addition to the foregoing, but subject to Section 11.2, the Committee shall not without the approval of the Company’s shareholders (x) lower the grant price per Share of any Stock Appreciation Right after it is granted, (y) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 10.3 or Substitute Awards), and (z) take any other action with respect to any Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded).

(e)	In no event may any Stock Appreciation Right granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

(f)	An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes (subject to Section 12.1); any fractional Share shall be settled in cash.

7.	RESTRICTED STOCK AWARDS

7.1.	Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”), and such Restricted Stock Awards may also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock.

7.2.	Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant.

7.3.	Rights of Holders of Restricted Stock. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares, cash or any other property distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Restricted Stock and shall not be paid until and unless the underlying Award vests.

8.	RESTRICTED STOCK UNIT AWARDS

8.1.	Grants. Other Awards of units having a value equal to an identical number of Shares (“Restricted Stock Unit Awards”) may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Restricted Stock Unit Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

8.2.	Award Agreements. The terms of Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan. Restricted Stock Unit Awards shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee. The terms of such Awards need not be the same with respect to each Participant.

8.3.	Payment. Except as provided in Section 10 or as may be provided in an Award Agreement, Restricted Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Restricted Stock Unit Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

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8.4.	Rights of Holders of Restricted Stock Units. A Participant who holds a Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreement and subject to the terms of the Plan, including Section 11.5; provided, however, in no event shall the Participant have voting rights with respect to such Award.

9.	PERFORMANCE AWARDS

9.1.	Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee.

9.2.	Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan, including Section 11.5. The terms of Performance Awards need not be the same with respect to each Participant.

9.3.	Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4.	Payment. Except as provided in Section 10 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.	CHANGE IN CONTROL PROVISIONS

10.1.	Impact on Certain Awards. The Committee, in its discretion, may determine that in the event of a Change in Control of the Company (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the Option per Share option price or Stock Appreciation Right per Share grant price and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control, or otherwise) as provided in the Award Agreement, and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.

10.2.	Assumption or Substitution of Certain Awards.

(a)	Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within the time period following such Change in Control set forth in the Award Agreement (or prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for the period of time set forth in the Award Agreement, (ii) the restrictions, limitations and other conditions applicable to Restricted Stock shall lapse and the Restricted Stock shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Restricted Stock Unit Awards or any other Awards shall lapse, and such Restricted Stock Unit Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section, an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the

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transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)	Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company, to the extent that the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and conditions on Restricted Stock not assumed or substituted for (or continued) shall lapse and the Restricted Stock shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions limitations and conditions applicable to any Restricted Stock Unit Awards or any other Awards not assumed or substituted for (or continued) shall lapse, and such Restricted Stock Unit Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c)	The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess (if any) of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. The Committee shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Fair Market Value of one Share immediately prior to the occurrence of such Change in Control multiplied by the number of vested Shares under such Awards.

10.3.	Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a)	During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)	Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Affiliate, (B) by

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any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c)	The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(d)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e)	The consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

11.	GENERALLY APPLICABLE PROVISIONS

11.1.	Amendment and Termination of the Plan. The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Committee to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Subject to Section 11.2, the Board may not without the approval of the Company’s shareholders take any action with respect to an Option or Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded), including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the cancellation of an Option or Stock Appreciation Right when the exercise price or grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or Substitute Awards). In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

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11.2.	Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the limit in Section 3.1, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

11.3.	Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to a “family member” as such term is defined in the General Instructions to Form S-8 (whether by gift or a domestic relations order); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 11.3. In no event may any Award be transferred for consideration to a third-party financial institution.

11.4.	Termination of Employment or Service. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Affiliate (including as a Director or a Consultant), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final. A Participant’s employment or services will not be deemed terminated merely because of a change in the capacity in which the Participant provides services for the Company or an Affiliate as a Consultant, Director or Employee, or because of a change from providing services to the Company to an Affiliate or vice versa or from one Affiliate to another, provided that there is no interruption or termination of the Participant’s service between such changes.

11.5.	Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred in accordance with the requirements of Section 409A of the Code. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been credited or accumulated and reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, Dividend Equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying Award and shall not be paid unless and until the underlying Award vests.

12.	MISCELLANEOUS

12.1.	Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have

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the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s maximum required tax withholding rate or such other lesser rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award, subject to the discretion of the Committee. The Committee may also require (i) Awards to be subject to mandatory share withholding up to the required withholding amount or (ii) the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of shares includible in income of the grantees.

12.2.	Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

12.3.	Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

12.4.	Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

12.5.	Cancellation of Award; Forfeiture of Gain.

(a)	Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by, or providing services to, the Company or any Affiliate or after termination of such employment or services, establishes a relationship with a competitor of the Company or any Affiliate or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that, if within the time period specified in the Award Agreement, the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company. For purposes of this section, the term “competitor” shall mean any business of the same nature as, or in competition with, the business in which the Company or an Affiliate is now engaged, or in which Company or Affiliate becomes engaged during the term of a Participant’s employment, consultancy or service on the Board, or which is involved in science or technology which is similar to the Company’s or an Affiliate’s science or technology, provided, however, that a Participant shall not be deemed to have established a relationship or engaged in a competitive activity due to the ownership of 2% or less of the shares of a public company that would otherwise be a competitor so long as the Participant does not actively participate in the management of such company.

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(b)	In the event the Participant ceases to be employed by, or provide services to, the Company or an Affiliate on account of a termination for Cause (as defined below), any Award held by the Participant shall terminate as of the date the Participant ceases to be employed by, or provide services to, the Company or the Affiliate unless the Committee notifies the Participant that his or her Award(s) will not terminate. In addition, notwithstanding any other provisions of this Section 12.5, if, after an Award is made, or an Option or a Stock Appreciation Right is exercised, after the act or omission of the Participant that defines the termination as a termination for Cause, but before the Company determines that termination is for Cause, such Award, or exercise, as the case may be, will be void ab initio and reversed by the parties. In the event a Participant’s employment or services is terminated for Cause, in addition to the immediate termination of all Awards, the Participant shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the option price paid by the Participant for such Shares. Notwithstanding the foregoing, this provision is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

(c)	For purposes of this Section 12.5, “Cause” shall mean, unless otherwise provided in an Award Agreement or another agreement between the Participant and the Company or an Affiliate or a plan maintained by the Company or an Affiliate in which the Participant participates, a determination by the Committee that the Participant has (i) materially breached his or her employment or service contract with the Company, (ii) been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, which will materially harm the interests of the Company or the Affiliate (iii) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) breached any written noncompetition or nonsolicitation agreement between the Participant and the Company or an Affiliate in a manner which the Committee determines will cause material harm to the interests of the Company or an Affiliate, or (v) engaged in such other behavior materially detrimental to the interests of the Company, in each case as the Committee determines.

(d)	Further, this provision also applies to any policy adopted by any exchange on which the securities of the Company are listed pursuant to Section 10D of the Exchange Act. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

12.6.	Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.7.	Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

12.8.	Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

12.9.	Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of a change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force

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and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

12.10.	Construction. As used in the Plan, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.11.	Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

12.12.	Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Michigan, without reference to principles of conflict of laws, and construed accordingly.

12.13.	Effective Date of Plan; Termination of Plan. The Plan was originally effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the shareholders of the Company on April 27, 2022 (the “Effective Date”). The Plan, as amended and restated, shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the shareholders of the Company on April 30, 2025 (the “Restatement Effective Date”). Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the Restatement Effective Date, on which date the Plan will expire except as to Awards then outstanding under the Plan, and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is most recently approved by the Board. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

12.14.	Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees, Directors or Consultants employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees, Directors or Consultants on assignments outside their home country.

12.15.	Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to be exempt from or comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

Should any payments made in accordance with the Plan to a specified employee, as defined by Section 409A of the Code, be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Code and are payable in connection with a Participant’s Separation from Service (as defined below), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s date of Separation from Service, will be paid in a lump sum on the earlier of the date that is six (6) months after the Participant’s date

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of Separation from Service or the date of the Participant’s death, to the extent necessary in order to avoid the imposition of taxes under Section 409A of the Code. For purposes of the Plan, a “Separation from Service” means an anticipated permanent reduction in a Participant’s level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed by a Participant over the immediately preceding thirty-six (36) month period. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

12.16.	Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

12.17.	Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

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Appendix II

Amended and Restated 2015 Employee Stock Purchase Plan

Vericel Corporation 2015 Employee Stock Purchase Plan

(As Amended and Restated on April 30, 2025)

The purpose of the Vericel Corporation 2015 Employee Stock Purchase Plan, as amended to date (“the Plan”) is to provide eligible employees of Vericel Corporation (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, no par value per share (the “Common Stock”). Two million (2,000,000) shares of Common Stock in the aggregate have been approved and reserved for this purpose.1 The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.

1.	Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2.	Offerings. The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). The Administrator shall designate the length of any Offering, provided that no Offering shall exceed one year in duration or overlap any other Offering.

3.	Eligibility. All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they have completed at least 30 days of employment. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

[1]	Reflects 1,000,000 shares originally approved and reserved under the Plan on May 12, 2015, and an additional 1,000,000 shares approved and reserved under Plan on April 30, 2025.

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4.	Participation.

(a)	Enrollment. An eligible employee who is not a Participant on any Offering Date may participate in such Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The enrollment form will (a) state a whole percentage or the amount to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage or amount of Compensation for future Offerings, provided he or she remains eligible.

(b)	Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5.	Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of ten dollars ($10) per payroll up to a maximum of 15 percent of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.

6.	Deduction Changes. Except as provided in Section 7, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

7.	Withdrawal. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8.	Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the lower of (i) 85 percent of the Fair Market Value of the Common Stock on the Offering Date, or (ii) 85 percent of the Fair Market Value of the Common Stock on the Exercise Date, (b) 6,250 shares; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will not be lower than 85 percent of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date.

Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

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9.	Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10.	Issuance of Common Stock. Shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

11.

Definitions.

The term “Compensation” means the amount of base pay, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders. The current list of Designated Subsidiaries is attached hereto as Appendix A.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12.	Rights on Termination of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13.	Special Rules. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

14.	Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

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15.	Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16.	Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17.	Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.

18.	Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19.	Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

20.	Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

21.	Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

22.	Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Michigan, applied without regard to conflict of law principles.

23.	Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24.	Tax Withholding. Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.

25.	Notification Upon Sale of Shares. Each Participant agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

26.	Effective Date and Approval of Shareholders. The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders.

Appendix A

Designated Subsidiary

None

Appendix II     106

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64 Sidney Street, Cambridge, MA 02139
www.vcel.com

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VERICEL CORPORATION
ATTN: SEAN C. FLYNN
64 SIDNEY STREET
CAMBRIDGE, MA 02139

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 29, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE DURING VIRTUAL MEETING

Go to www.virtualshareholdermeeting.com/VCEL2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. The meeting will begin promptly at 9:00 a.m. Eastern Time on April 30, 2025.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 29, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V64525-P26235	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERICEL CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR All of the following:

1.	Election of Directors			☐	☐	☐

Nominees:
	01)	Robert L. Zerbe	05) Paul K. Wotton
	02)	Alan L. Rubino	06) Dominick C. Colangelo
	03)	Heidi Hagen	07) Lisa Wright
	04)	Kevin F. McLaughlin

The Board of Directors recommends you vote FOR proposal 2.								For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of Vericel Corporation’s named executive officers.							☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3.								For	Against	Abstain

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Vericel Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2025.							☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.								For	Against	Abstain

4.	To approve the adoption of Vericel Corporation’s Amended and Restated 2022 Omnibus Incentive Plan.							☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5.								For	Against	Abstain

5.	To approve the adoption of Vericel Corporation’s Amended and Restated 2015 Employee Stock Purchase Plan.							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof. Even if you are planning to attend the meeting virtually, you are urged to sign and mail this Proxy in the return envelope so that the stock may be represented at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2025 Notice of Virtual Annual Meeting of Shareholders and Proxy Statement and Form 10-K are available at www.proxyvote.com

V64526-P26235

VERICEL CORPORATION
Annual Meeting of Shareholders
April 30, 2025 9:00 a.m. ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dominick C. Colangelo and Joseph Mara, and hereby authorizes each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Vericel Corporation (the “Company”), which undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held via live audio webcast at www.virtualshareholdermeeting.com/VCEL2025, on Wednesday, April 30, 2025 at 9:00 a.m. Eastern Time, and at any adjournment thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted “FOR” each of the director nominees named in proposal 1 and “FOR” proposals 2, 3, 4 and 5. If you abstain from voting on proposals 2, 3, 4 and 5 it will have no effect on the voting of the proposals.

Continued and to be signed on reverse side